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GREIF, INC.

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                        2024 Proxy Statement
                        Notice of Annual Meeting of Stockholders

NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholders:

It is our pleasure to invite you to join our Board of Directors at the 2024 Annual Meeting of Stockholders of Greif, Inc. This year's Annual Meeting will be held as a "completely virtual meeting." You will be able to attend the virtual Annual Meeting and vote your shares via a live webcast by visiting www.virtualshareholdermeeting.com/GEF2024.

DATE AND TIME:
Monday, February 26, 2024
8:00 a.m. Eastern Time

PLACE:
Webcast at www.virtualshareholdermeeting.com/GEF2024

ITEMS OF BUSINESS:
1.To elect nine directors to serve for a one-year term;
2.To ratify the appointment of Deloitte & Touche LLP as Greif, Inc.'s independent auditor for fiscal year 2024; and
3.To transact such other business as may properly come before the meeting or any adjournments.

RECORD DATE:
Only stockholders of record of the Class B Common Stock at the close of business on December 29, 2023 will be entitled to vote at the Annual Meeting.

VOTING:
We hope that Class B stockholders will promptly vote over the internet, by phone, or by mailing their proxy cards in the enclosed envelope. Stockholders are always welcome to vote during the virtual meeting.

Vote by internet at www.proxyvote.com
Vote by phone at +1 800 690 6903
Vote by mailing your proxy card
Vote in person during the virtual meeting

On behalf of the Board of Directors, management and employees of Greif, thank you for your continued support.

By Order of the Board of Directors,

/s/ Gary R. Martz
Gary R. Martz
Corporate Secretary
January 15, 2024

Greif - Proxy Statement 2

Greif - Proxy Statement 3

Report of the Audit Committee	46
Audit Committee Pre-Approval Policy	47
Fees of the Independent Registered Public Accounting Firm	47
Other Matters	48
Stockholder Recommendations for Director Nominees	48
Certain Relationships and Related Party Transactions	49
Greif - Proxy Statement 4

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING:

How to Attend the Virtual Annual Meeting?
The 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Greif, Inc. (the “Company,” “our,” “us” and “we”) will be held on February 26, 2024, at 8:00 a.m., Eastern Time. This year's Annual Meeting will be held as a virtual meeting via a live webcast at www.virtualshareholdermeeting.com/GEF2024. In order to attend the Annual Meeting, you will need to access the webcast by using your 16-digit control number included on your Notice of Internet Availability or on your proxy card (if you received a printed copy of the proxy materials).

Why am I Receiving these Proxy Materials?
This proxy statement is being furnished to all stockholders of the Company in connection with the Annual Meeting and has been made available to you electronically or by mail. It is anticipated that this proxy statement and proxy will first be sent to the stockholders on or about January 15, 2024.

Who May Vote at the Annual Meeting?
Only holders of Class B Common Stock as of the close of business on December 29, 2023, are entitled to vote at the Annual Meeting and any adjournment thereof. Holders of Class A Common Stock are not entitled to vote at the Annual Meeting. Therefore, this proxy statement is being furnished to holders of Class A Common Stock for informational purposes only, and no proxy card is being solicited from them. On the record date of December 29, 2023, there were 21,331,127 shares of Class B Common Stock outstanding, with each share entitled to one vote.

How do I Vote?

VOTE IN ADVANCE OF THE MEETING			VOTE DURING THE MEETING
Via the Internet	By Phone	By Mail	In Person
Visit www.proxyvote.com to submit a proxy via computer or your mobile device	Call 1-800-690-6903 24/7 within the United States	Mark, sign and date your proxy card and mail promptly in the enclosed postage-paid envelope.	Attend the Virtual Meeting at www.virtualshareholdermeeting.com/GEF2024 and vote by ballot.

What Proposals will be Voted on at the Annual Meeting?
At the Annual Meeting, Class B stockholders will vote upon:

Proposal 1: The election of nine directors to serve for a one-year term; and
Proposal 2: The ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditor for fiscal year 2024.

The Class B stockholders will also vote upon such other business as may properly come before the meeting or any adjournment.

How are Votes Counted?
Holders of Class B Common Stock represented by properly executed proxies will be voted at the Annual Meeting in accordance with the choices indicated on the proxy. Each share of the Class B Common Stock is entitled to one vote for each director and in respect of any proposal.

For Proposal 1, the nine director nominees receiving the highest number of votes will be elected as directors. Class B stockholders do not have the right to cumulate their votes in the election of directors. Proxies cannot be voted at the Annual Meeting for a number of persons greater than the number of nominees named in this proxy statement.

For Proposal 2, the Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as the Company's independent registered public accounting firm and auditor for fiscal year 2024. Stockholder approval for this appointment is not required, but the Board of Directors is submitting the appointment of Deloitte & Touche LLP for ratification as a matter of good corporate practice. The favorable vote of a majority of the outstanding shares of the Class B Common Stock present and voting at the Annual Meeting is required for ratification of the appointment of Deloitte & Touche LLP.

Abstentions will be considered as shares of Class B Common Stock present at the Annual Meeting for purposes of determining the presence of a quorum. Abstentions will not be counted in the votes cast for the election of directors and will not have a positive or negative effect on the outcome of that election. Abstentions with respect to Proposal 2 concerning the ratification of the Company's independent registered accounting firm and auditor will have the same effect as not voting or expressing a preference, as the case may be, and will not have a positive or negative effect on the outcome of Proposal 2.

Greif - Proxy Statement 5

How do I change or revoke my Vote?
Any proxy may be revoked at any time prior to its exercise by delivering to the Company a subsequently dated proxy or by giving notice of revocation to the Company in writing. A Class B stockholder’s presence at the Annual Meeting does not by itself revoke the proxy.

Voting Instructions to Broker:
If your Class B Common Stock is held in street name, you will need to instruct your broker regarding how to vote your Class B Common Stock. Pursuant to the rules of the New York Stock Exchange, your broker has discretion to vote your Class B Common Stock without your instructions only under certain circumstances. In general, brokers have discretionary voting authority on behalf of their customers with respect to "routine" matters when they do not receive timely voting instructions from their customers. Brokers do not have discretionary voting authority on behalf their customers with respect to "non-routine" matters, and a broker non-vote occurs when a broker does not receive voting instructions from its customer on a non-routine matter.

Only the ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditor is considered a "routine" matter for which brokers may vote uninstructed shares. No other proposal to be voted on at the Annual Meeting is considered a "routine" matter, so your broker cannot vote your Class B Common Stock on any of the other proposals unless you provide your broker with voting instructions for each of these matters. If you do not provide voting instructions on a "non-routine" matter, your shares will not be voted on that matter. It is, therefore, important you vote your shares.

This Proxy Statement, the form of proxy and the Company’s Annual Report are available at www.proxyvote.com.

Greif - Proxy Statement 6

PROPOSAL 1: Election of Directors
The Nominating and Corporate Governance Committee (the “Nominating Committee”) has recommended the nine director nominees named below for election as directors at the Annual Meeting. All of these director nominees are presently serving on our Board of Directors (the “Board”). Each nominee has consented to being named in this proxy statement and to serve if elected for a one-year term.

Daniel J. Gunsett will be retiring from the Board at the end of his current term and is not standing for re-election. The Board would like to acknowledge Mr. Gunsett for his outstanding service on our Board over the past 27 years.

The current size of the Board is ten director seats, but with Mr. Gunsett's retirement, the size of the Board will become nine directors immediately prior to the Annual Meeting by virtue of a resolution adopted by the Board pursuant to the Company's Third Amended and Restated By-Laws, as amended, which permit the Board to determine the exact number of directors, between eight and thirteen, from time to time by resolution.

The nine presently serving director nominees have been nominated to serve as directors based on their record of service and individual contributions to the overall mission and responsibilities of the Board. Unless otherwise specified, the shares of Class B Common Stock represented by the proxies at the Annual Meeting will be voted to elect the nine director nominees named below. In the event any of these nine director nominees are unable to serve (which is not anticipated), the persons named as proxies in the proxy card may vote for another director nominee of their choice. The names and biographies of each of the director nominees for election to the Board of Directors are set forth below.

Director Nominees

OLE G. ROSGAARD

Age: 60
Director since 2022
President and Chief Executive Officer

Mr. Rosgaard has served as President and Chief Executive Officer of the Company since February 2022. From July 2021 through January 2022, Mr. Rosgaard served as Chief Operating Officer of the Company. From June 2019 to June 2021, he served as Senior Vice President, Group President of Global Industrial Packaging and from June 2019 to September 2020, Mr. Rosgaard was also responsible for Global Sustainability. From June 2017 to June 2019, Mr. Rosgaard served as Senior Vice President and Group President, Rigid Industrial Packaging & Services - Americas and Global Sustainability. Prior to that time and since joining the Company in 2015, Mr. Rosgaard has served in various other leadership roles.

Mr. Rosgaard was nominated to serve as a director based on his experience and strong leadership as our President and Chief Executive Officer, as well as his proven track record of operational execution. In making its nomination of Mr. Rosgaard, the Nominating Committee considered his valuable and extensive experience and knowledge in the areas of manufacturing, business operations, strategic planning, customer service, sustainability and supply chain.

Other Board Service:
•Current - American Forest & Paper Association
•Past - United Way of Delaware County, Ohio

VICKI L. AVRIL-GROVES

Age: 69
Independent Director since 2004
Audit Committee and Compensation Committee member

From June 2008 until her retirement in September 2013, Ms. Avril-Groves served as Chief Executive Officer and President of IPSCO Tubulars, Inc., a manufacturer of steel and tubular products. She had been an executive officer of IPSCO Inc. since 2004, including serving as its Chief Financial Officer.

Ms. Avril-Groves was nominated to serve as a director based on her background, experience and judgment as a chief executive and chief financial officer of a major manufacturing company and her hands on management and operations experience in various industries and markets relevant to our products and services. In making its nomination of Ms. Avril-Groves, the Nominating Committee considered her valuable and extensive experience and knowledge in the areas of auditing, finance, merger and acquisitions, supply chain, and manufacturing, and her broad leadership ability and experience on several public company boards, which provides her with valuable regulatory experience and a deep understanding of corporate governance.

Other Board Service:
•Current - Commercial Metals Company (NYSE)
•Current - Finning International Inc. (TSX)
•Past - Global Brass and Copper Holdings, Inc. (NYSE)

Greif - Proxy Statement 7

BRUCE A. EDWARDS

Age: 68
Independent Director since 2006
Chairman of the Board
Stock Repurchase Committee (Chair) member

From March 2008 until his retirement in September 2015, Mr. Edwards served on the Executive Management Board of Deutsche Post DHL, a global provider of mail and logistic services, with responsibility for running the supply chain operating unit of Deutsche Post DHL. From March 2007 until February 2008, Mr. Edwards was Global Chief Executive Officer for DHL Supply Chain, a supply chain services division of a subsidiary of Deutsche Post DHL. Prior to that time, and for more than five years, he was Chief Executive Officer of Exel Americas, a supply chain services subsidiary of Deutsche Post DHL.

Mr. Edwards was nominated to serve as a director and lead director based on his background, experience and judgment as an executive officer of a global supply chain services company. In making its nomination of Mr. Edwards, the Nominating Committee considered his valuable and extensive experience and knowledge in the areas of auditing, finance, risk management, strategy, supply chain, corporate governance and mergers and acquisitions and his global board experience on publicly traded companies on the London exchange, which is especially valuable with respect to our international operations and regulatory affairs.

Other Board Service:
•Current - ODW Logistics
•Past - Deutsche Post/DHL (Management Board)
•Past - Ashtead Group PLC (London exchange)
•Past - Synergy Health PLC (London exchange)
•Past - Gustavus Adolphus College

MARK A. EMKES

Age: 71
Independent Director since 2008
Compensation Committee (Chair) member

From January 2011 until his retirement in May 2013, Mr. Emkes served as Commissioner of Finance and Administration for the State of Tennessee. Previously, Mr. Emkes was Chairman and Chief Executive Officer of Bridgestone Americas, Inc. and Bridgestone Americas Holdings, Inc., a tire and rubber manufacturing company, for more than five years prior to his retirement from that position in February 2010. He was also President of these companies from January 2009 until his retirement.

Mr. Emkes was nominated to serve as a director based on his background, experience and judgment as the chairman and chief executive officer of a major international manufacturing company and as a senior state government official. In making its nomination of Mr. Emkes, the Nominating Committee considered his valuable and extensive experience and knowledge in the areas of auditing, finance, operations, strategy, global markets, mergers and acquisitions, and information technology, and his broad leadership ability and experience in state government and on several public company boards, which provides him with valuable regulatory experience and a deep understanding of corporate governance.

Other Board Service:
•Current - CoreCivic Corporation (NYSE)
•Current - Boy Scouts of America - Middle Tennessee Council
•Past - Community Foundation of Middle Tennessee
•Past - First Horizon National Corporation (NYSE)
•Past - Clarcor, Inc. (formerly on the NYSE)

JOHN W. MCNAMARA

Age: 59
Independent Director since 2009
Compensation and Nominating Committee member

Prior to September 2017 and for more than five years, Mr. McNamara served as President and Owner of Corporate Visions Limited, LLC, a provider of aviation management educational and training programs including designing aviation management programs for universities globally.

Mr. McNamara was nominated to serve as a director based on his background, experience and judgment as owner and president of an aviation services company. In making its nomination of Mr. McNamara, the Nominating Committee considered his valuable and extensive experience and knowledge in the areas of auditing, finance, strategic planning, risk management, regulatory affairs and customer service.

Greif - Proxy Statement 8

FRANK C. MILLER

Age: 50
Independent Director since 2023
Nominating Committee Member

Since August 2018, Mr. Miller has been a partner with the law firm of Baker & Hostetler LLP. From July 2008 to July 2018, Mr. Miller served as Senior Counsel at Kaiser Permanente, a not-for-profit health care plan organization. Prior to July 2008 and for more than five years, Mr. Miller was a partner at Baker & Hostetler LLP.

Mr. Miller was nominated to serve as a director based on his background, experience and judgment as a partner at a major national law firm. In making its nomination of Mr. Miller, the Nominating Committee considered his valuable and extensive experience and perspective in the areas of legal and regulatory matters, healthcare, compliance, corporate governance, mergers and acquisitions, risk management, fiduciary duties, customer service and strategic planning.

KAREN A. MORRISON

Age: 64
Independent Director since 2023 (Director since 2022)
Audit Committee Member

Since 2008, Ms. Morrison has served as President of the OhioHealth Foundation and as Senior Vice President of External Affairs, OhioHealth, a not-for-profit system of hospitals and healthcare providers in Ohio. Ms. Morrison has held various leadership roles at OhioHealth since joining that organization in 1988.

Ms. Morrison was nominated to serve as a director based on her leadership, experience and judgment as an executive leader within the healthcare industry. In making its nomination of Ms. Morrison, the Nominating Committee considered her valuable and extensive experience and knowledge in the areas of governance, government affairs, auditing, finance, ethics and compliance, healthcare, strategic planning and mergers and acquisitions.

Other Board Service:
•Current – Palmer-Donavin Manufacturing Company
•Current – Fifth Third Bank, Central Ohio Affiliate (Advisory Board)
•Current – Columbus Zoo and Aquarium
•Current – Columbus Regional Airport Authority
•Current – Columbus Board of Health
•Current – Ohio University Heritage College of Osteopathic Medicine
•Past – SafeAuto Financial Corporation

ROBERT M. PATTERSON

Age: 51
Independent Director since 2020
Audit (Chair) and Stock Repurchase Committee member
Audit Committee Financial Expert

From May 2014 to December 2023, Mr. Patterson served as President and Chief Executive Officer of Avient Corporation (formerly PolyOne Corporation), a provider of specialty polymer materials, and from May 2016 also served as its Chairman of the Board. From May 2008 to April 2014, Mr. Patterson served in various leadership roles with Avient, including Chief Financial Officer. Prior to that time, Mr. Patterson served in leadership roles at Novelis, Inc., a manufacturer of aluminum-rolled products, and SPX Corporation, a multi-industry manufacturer and developer.

Mr. Patterson was nominated to serve as a director based on his leadership, experience and judgment as a recent chief executive officer and chairman of a publicly traded manufacturing company and his hands on management and operations experience in various industries and markets relevant to our products and services. In making its nomination of Mr. Patterson, the Nominating Committee considered his valuable and extensive experience and knowledge in the areas of auditing, finance, global markets, operations, strategic planning, risk management, corporate governance and mergers and acquisitions, and his experience as chairman of the board of a publicly traded company.

Other Board Service:
•Past - Avient Corporation (NYSE)

Greif - Proxy Statement 9

KIMBERLY T. SCOTT

Age: 51
Independent Director since 2022
Audit and Nominating Committee member

Since October 2021, Ms. Scott has served as President and Chief Executive Officer of Vestis Corporation (formerly Aramark Uniform Services, a division of Aramark), a leading provider of uniform services. From January 2021 to September 2021, Ms. Scott served as Chief Operating Officer of Terminix Global Holdings, a provider of residential and commercial pest control services, and from December 2019 to January 2021 she served as President of Terminix Residential, a division of Terminix Global Holdings. From July 2018 to September 2019, Ms. Scott served as President of Rubicon Global Holdings, a provider of cloud-based waste and recycling solutions. Prior to that time and for more than five years, Ms. Scott served in various leadership roles at Brambles Limited, including President of CHEP North America, a global leader in the provision of reusable pallets, crates and containers and logistic services.

Ms. Scott was nominated to serve as a director based on her leadership, experience and judgment as a president and chief executive officer of a leading global uniform services provider and her management and operations experience in various industries and markets relevant to our products and services. In making its nomination of Ms. Scott, the Nominating Committee considered her valuable and extensive experience and knowledge in the areas of manufacturing, supply chain, operations, logistics, strategic planning, global markets, customer service, environmental, risk management, and mergers and acquisitions.

Other Board Service:
•Current - Vestis Corporation (NYSE)
•Past - Rubicon Global Holdings
•Past - U.S. Chamber of Commerce
•Past - Wharton Initiative for Global Environment Leadership, Wharton School, University of Pennsylvania

Proposal 1: Board Recommendation
The Board of Directors recommends that Class B stockholders vote FOR the election of all nominees listed above to the Board of Directors.
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PROPOSAL 2: Ratification of Appointment of Independent Auditor
The Board of Directors is recommending that the Company's Class B stockholders consider and vote at the Annual Meeting to ratify the appointment of Deloitte & Touche LLP as the Company's independent auditor for fiscal year 2024.
Deloitte & Touche LLP served as our independent registered public accounting firm for the fiscal year ended October 31, 2023. Deloitte & Touche LLP was initially engaged by the Audit Committee as our independent registered public accounting firm in August 2014. See "Audit Committee Pre-Approval Policy" and "Fees of the Independent Registered Public Accounting Firm" for additional information.
The Audit Committee and the Board of Directors believe the appointment of Deloitte & Touche LLP as the Company's independent registered accounting firm and auditor for fiscal year 2024 is appropriate because of the firm's reputation, qualifications and experience. Although not required, the Board of Directors is submitting the appointment of Deloitte & Touche LLP to Class B stockholders for ratification as a matter of good corporate practice.
It is currently expected that a representative of Deloitte & Touche LLP will attend the Annual Meeting via the live webcast, will have an opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions from stockholders.
The favorable vote of a majority of the outstanding shares of Class B Common Stock present and voting at the Annual Meeting on this Proposal is required to approve the ratification of the appointment of Deloitte & Touche LLP. Abstentions on this Proposal will have the same effect as not voting or expressing a preference, as the case may be, and will not have a positive or negative effect on the outcome of this Proposal. This Proposal is considered a routine matter on which a broker or other nominee has discretionary authority to vote. Accordingly, brokers, banks and other similar institutions may vote uninstructed shares of their clients on this Proposal.
This vote is advisory and therefore will not be binding upon the Company, although the Company may take into account the outcome of the vote when considering future appointments of independent auditors. Even if the selection of Deloitte & Touche LLP is ratified by Class B stockholder, the Audit Committee, in its discretion, could decide to terminate the engagement of Deloitte & Touche LLP and to engage another independent registered public accounting firm as the Company's auditor if the Audit Committee determines such action is in the best interests of the Company and our stockholders.

Proposal 2: Board Recommendation
The Board of Directors recommends that Class B stockholders vote FOR ratification of the Audit Committee's appointment of Deloitte & Touche LLP as the Company's independent auditor for fiscal year 2024.
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CORPORATE GOVERNANCE
Board of Directors

The Board currently consists of nine independent directors and one director, Mr. Rosgaard, who is an employee of the Company.

Skills and Attributes of our Board
The Board is committed to identifying directors for nomination with the highest ethical values and integrity, mature judgement, unbiased perspective and the deep expertise necessary to provide proper oversight and counsel to the Company. The Board in collaboration with the Nominating Committee regularly evaluates the skills, qualifications and experiences desirable of our Board to successfully achieve our long-term business strategies and serve the interest of our stockholders, customers, employees and communities.

Our directors bring a balanced mix of skills, qualifications and experiences and we believe their varied backgrounds contribute to an effective and well-balanced Board. Listed below is a summary of the combined skills and attributes of our Board:

Leadership	Directors with senior leadership experience in complex public, private and government organizations, whether as an officer or board member, are better able to oversee the management of the Company. This experience brings perspective in analyzing and overseeing the execution of important operational issues and developing strategy to drive change and growth. Directors with leadership experience generally possess strong abilities to motivate and manage others and to recognize and develop leadership skills in others.
Governance/ Board Service	Directors with corporate governance experience gained from service on company boards provide valuable insight into the dynamics and operations of the Board and the impact that governance and compensation decisions have on the Company and stockholders. This supports the Company's goals of strong corporate governance practices through Board and management accountability, transparency, legal and regulatory compliance and protection of stockholder interests.
International	Directors with international or global markets experience bring valuable knowledge and perspective of global industry dynamics to the Company, including exposure to different cultural perspectives and practices and different political and regulatory environments. This provides critical insight into the scope of opportunities and risk related to our international operations.
Manufacturing/ Supply Chain	Directors with experience and responsibility for managing or overseeing the manufacturing operations and supply chain logistics of a company gain extensive experience with maximizing operational performance and efficiencies while managing expenses and can provide insight and guidance in connection with strategy to deliver cost savings and fuel growth through sustainable means.
Accounting/ Finance	Directors with an understanding of accounting, financial reporting, capital allocation processes and financial markets are essential to ensuring effective oversight of the Company's financial resources and processes and providing valuable advice and insights with respect to establishing a successful capital strategy critical to our ongoing success.
Strategy/ M&A	Directors with strategic planning and merger and acquisition experience are able to provide insight as we identify the best strategic manner in which to expand our business and drive growth either through innovative strategic initiatives or acquisitions and other business ventures. Such individuals can provide valuable guidance on how to develop a strategic plan and oversee the execution of key strategic initiatives and evaluating our progress of those initiatives.
Risk Management	Directors with risk management and compliance oversight experience can provide valuable insight and guide the Board and management in executing its responsibilities to identify, evaluate and understand the various risks and the magnitude of those risks facing the Company and ensure there are appropriate policies and procedures in place to effectively mitigate and manage those risks.
Government/ Legal	Directors with government and legal experience have valuable insight into the key issues the Company faces with navigating and complying with legal reporting requirements and governmental and regulatory affairs in a complex global economy.
Technology	Directors with digital and technology experience have valuable insight to the evolution of fast-paced technology, assessing and advising on potential information security challenges, and improve efficiency and productivity through oversight of the selection and implementation of new technologies to enhance safety, operations, and sales.
Healthcare	Directors with healthcare services and hospital systems experience are able to provide valuable insight into the complexity of the healthcare industry and can provide guidance on supporting and enhancing health and well-being within in our zero-harm safety strategy and Company offered health and wellness benefits.

Greif - Proxy Statement 12

Board Responsibilities
The Board oversees, counsels and directs management in the long-term interest of our stockholders. The primary responsibilities of the Board and its committees include:
•Strategy: The Board actively works with management to develop annual and long-term strategies for the Company. The Board evaluates, approves and monitors the achievement of our business, strategic and financial objectives, plans and actions.
•Leadership and Succession Planning: The Board and the Nominating Committee are responsible for the selection and evaluation of our directors for election to the Board and oversee Board succession planning, and the Board and the Compensation Committee oversee the succession planning process for the Chief Executive Officer and other senior executive officers.
•Operating Performance: The Board regularly monitors our operational execution and financial performance, and discusses improvements and changes when appropriate. The Board holds management accountable for the execution of our strategic plans. The Board and the Audit Committee also work with management in the assessment and mitigation of our major risk factors.
•Governance: The Board and its committees oversee the establishment, implementation and maintenance of policies, practices and procedures to ensure that our business is conducted with the highest standards of ethical conduct and in conformity with applicable laws.
•Sustainability: The Board and the Nominating Committee monitor environmental, social and governance related issues and the Company's sustainability strategies.

Committees of the Board
The Board currently has the following committees:

AUDIT COMMITTEE	5 meetings in fiscal 2023
Members: Robert M. Patterson (Chair and Audit Committee Financial Expert) Vicki L. Avril-Groves Karen A. Morrison Kimberly T. Scott
Primary Responsibilities:
•Oversees the integrity of our financial reporting and accounting process
•Reviews audits of our consolidated financial statements and effectiveness of the internal accounting controls and internal auditing methods
•Oversees our enterprise risk management program and cyber risk exposures
•Oversees our compliance with legal and regulatory requirements
•Monitors and evaluates our internal audit function and reviews the internal audit plan
•Appoints and oversees our independent auditors and reviews their qualifications, independence and performance
•Meets separately and on a regular basis with Company’s independent auditors and internal audit function to consult and review the scope of their audits
•Reviews critical audit matters
•Reviews and approves related party transactions

COMPENSATION COMMITTEE 6 meetings in fiscal 2023
Members: Mark A. Emkes (Chair) Vicki L. Avril-Groves Daniel J. Gunsett John W. McNamara
Primary Responsibilities:
•Oversees the execution of our compensation philosophy and objectives
•Reviews and approves annually corporate goals and objectives relating to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance and reviews and approves annually the total compensation of the Chief Executive Officer
•Reviews and approves annually the total compensation of other executive officers of the Company
•Oversees succession planning process for the Chief Executive Officer and other senior executive officers
•Reviews at least annually our incentive compensation and equity-based compensation plans, including their design and implementation
•Appoints and oversees an independent compensation consultant and reviews its independence and performance
•Evaluates and approves compensation for outside directors
•Reviews and confirms our incentive compensation plans do not encourage unnecessary and excessive risk
•Reviews and discusses with management the Compensation Discussion and Analysis and recommends to the Board its inclusion in the proxy statement

•Administers our short-term and long-term incentive plans, which each have received stockholder approval
•Approves participants for incentive plans from among our executive officers and key employees
•Establishes the performance goals and target award amount to be earned by participants based upon the level of achievement of such performance goals
•Certifies the extent to which the performance goals have been achieved and determines the amount of the awards that are payable to participants

Greif - Proxy Statement 13

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE 6 meetings in fiscal 2023
Members: Daniel J. Gunsett (Chair) John W. McNamara Frank C. Miller* Kimberly R. Scott
Primary Responsibilities:
•Evaluates and recommends to the Board qualified director nominees for election using the criteria set forth in the Committee’s charter
•Evaluates and recommends changes to the size, composition and structure of the Board and its committees
•Reviews and recommends Board and committee leadership structure and committee membership
•Assists the Board with oversight and review of environmental, social and governance matters
•Administers and oversees the annual Board and Committee evaluation process
•Oversees Board succession planning
•Reviews and recommends to the Board changes to our corporate governance guidelines

STOCK REPURCHASE COMMITTEE 0 meetings in fiscal 2023
Members: Bruce A. Edwards (Chair) Daniel J. Gunsett Robert M. Patterson	Primary Responsibilities: •Responsible for administering our stock repurchase program
The Board held six meetings during fiscal 2023 and all directors attended at least 75 percent of the total number of meetings of the Board of Directors and committees on which he or she served. Under our Corporate Governance Guidelines, directors are expected to attend our Annual Meeting. All directors nominated for election, at that time, attended the 2023 virtual annual meeting.

Board Leadership Structure
Our Board is the ultimate decision-making body of the Company, except for those matters reserved to or shared with the stockholders. The day-to-day business is conducted and managed by the management of the Company under the direction of the Chief Executive Officer (“CEO”). Our current Board leadership structure consists of a Chairman of the Board, Mr. Edwards, an independent director, seven other independent directors, and one management director, Mr. Rosgaard, our current CEO.
Our Board believes maintaining separate Chairman and CEO roles continues to be an effective Board leadership structure for the Company. This structure will continue to permit Mr. Rosgaard to primarily focus his time and attention on the business operations, while Mr. Edwards, as Chairman of the Board, will direct his attention on guiding the Board’s agenda and setting priorities for the Company to strategically address opportunities and challenges. Mr. Edwards' tenure as a director of the Company and his service in a variety of roles as an independent director and business leader of other companies will add valuable insight as Chairman of the Board. The fact that Mr. Edwards is independent also strengthens the Company's corporate governance framework. Mr. Rosgaard, our CEO, has extensive insight into the Company's current opportunities and challenges gained from his service as an executive officer of the Company since 2015. However, it is the Board’s belief that no single organizational model is best or most effective in all circumstances. Therefore, although the Board has determined that this leadership structure is the most effective and in the best interests of our stockholders at this time, the Board may implement another structure if deemed to be appropriate in the future.
Our Board has adopted various policies to provide for a strong and independent Board, including the following:
•The majority of the Board must be independent of management and have no material relationship with the Company, either directly or indirectly as a partner, stockholder or officer of an organization that has such a relationship with the Company, and must meet the standards of independence under the applicable rules of the SEC and NYSE listing standards.
•Only independent directors are members of the Compensation, Audit and Nominating Committees.
•Independent/non-management directors meet at least four times each year, and during at least one of those meetings, an executive session is scheduled that includes only independent directors.

Director Independence
Pursuant to NYSE rules, in order for a director to qualify as “independent,” the Board must affirmatively determine that the director has no material relationship with the Company or management that would impair the director’s independence. The Board has adopted categorical standards to assist it in making its determination of director independence.
The Board has determined that all current directors have no material relationships with the Company and, therefore, are independent, except for Mr. Rosgaard. Mr. Rosgaard is currently an employee of the Company. The Board has determined that Mr. Miller is independent because fees for legal services rendered by Baker & Hostetler LLP, where Mr. Miller was a partner during fiscal 2023, were
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not material to the Company or to that firm (less than $1,000,000 for fiscal 2023) and the nature of the relationship has been properly disclosed to the Board.

Board’s Role in Risk Management Oversight
The Board takes an active role in the oversight of our most significant risks. The Board executes its risk oversight function at the Board level and through delegation to its Board committees. The Board does not view risk in isolation. Risks are considered in virtually every business decision and as part of our business strategy. The Board recognizes it is neither possible nor prudent to eliminate all risk. Purposeful and appropriate risk-taking is essential for us to be competitive and to achieve our long-term strategic objectives.
While the Board and its committees oversee risk management, management is responsible for day-to-day management of the various enterprise risks facing the Company. Management has developed and administers a formal enterprise risk management program that is a Company-wide effort involving both the Board and management. Management’s role is to identify, mitigate, guide and review the efforts of our business units with respect to risk, consider whether various risks are acceptable, and approve plans to deal with critical business risks that could prevent achievement of our business goals or plans. The Board receives detailed management reports that assess the material risk to us, including strategic, operational, financial, infrastructure, legal, regulatory and other external risks facing the Company and to ensure that management develops and maintains comprehensive risk management policies and procedures to assess, mitigate and monitor those risks. The risk oversight responsibilities of the Board and its committees are summarized below:

Board of Directors	Audit Committee	Compensation Committee	Nominating Committee
Oversees our risk management processes to support the achievement of our long-term strategic objectives
Delegates certain risk management oversight responsibilities to its committees and receives regular reports from each committee

  Oversees risks related to financial statements, financial reporting and disclosure process, accounting and legal matters
  Oversees the internal audit function
  Oversees the enterprise risk management program and cyber risk exposures
  Oversees risk related to the integrity of our internal controls process
  Reviews related party transactions

  Oversees the risks related to the design and structure of our compensation and benefits program
  Reviews incentive compensation arrangements to confirm incentive pay does not encourage unnecessary and excessive risk taking

  Oversees risks associated with corporate governance policies and procedures and Board performance
  Oversees risks associated with Board composition and committee structure
  Monitors and reviews emergent environmental, social and governance related issues, risks and trends that could affect the Company's business activities and performance

Board’s Role in Environmental, Social and Governance Matters Oversight
The Board believes that the pursuit of sustainability efforts is important to our stakeholders and should be one of our strategic priorities. Sustainability efforts are pursued through an environmental, social and governance (“ESG”) framework and extend to all levels of our organization in support of our ongoing business strategy. The Board has delegated primary responsibility for oversight of ESG matters to the Nominating Committee. The Nominating Committee evaluates and reviews the Company's policies, activities and programs related to ESG matters and makes recommendations to the Board. The Nominating Committee also monitors and evaluates emergent ESG-related issues, risks and trends that could affect the Company's business activities and performance, and reviews and assesses the Company's progress against relevant external ESG and other sustainability indices and the Company's short-term and long-term ESG goals.
While the Board and the Nominating Committee oversee the Company's sustainability efforts, management is responsible for the day-to-day management of integrating sustainability into our strategy and operations, reviewing our sustainability progress and priorities quarterly, and ensuring accountability at all levels of our organization administered through our management led Sustainability Steering Committee. Our Sustainability Steering Committee meets with the leaders of our global teams that comprise the sustainability management team, who on a quarterly basis are responsible for tracking the level of achievement of our global sustainability targets. The Sustainability Steering Committee guides the activities of our sustainability management team, which works with topic teams consisting of representatives from each of our business regions and units to drive facility level projects and priorities.

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BOARD OF DIRECTORS
NOMINATING COMMITTEE
SUSTAINABILITY STEERING COMMITTEE
SUSTAINABILITY MANAGEMENT TEAM
ENERGY & EMISSIONS TEAM
WASTE TEAM
GOVERNANCE TEAM
LABOR PRACTICES TEAM
PROCUREMENT TEAM

During fiscal year 2023, we announced our 2030 sustainability targets that focus on climate, waste reduction and circularity. Our long-term sustainability targets from an environmental perspective include reducing our emissions to combat climate change through the increased use of renewable power, energy efficient equipment and the testing of new technologies, achieving zero waste to landfill in nearly all of our facilities, and accelerating our progress to achieve 100% recyclability, along with increased recovery of used products and use of recycled materials. Additionally, we are designing innovative products that support product circularity and complement our sustainability efforts. We are also collaborating with customers to assist them with reducing the impact of their packaging on the environment and meeting their decarbonization goals, and expanding our end-of-life solutions and recycling capabilities to contribute further to the growing circular economy.
From a corporate social perspective we are actively advancing programs to create an even safer, more diverse, equitable and inclusive workforce setting where all colleagues can grow and thrive. Our safety, inclusion, and colleague engagement goals include achieving zero harm at all facilities globally, the expansion of internal human rights assessments, and increasing the representation of women on the Board of Directors, in executive management positions, and throughout the workforce. As of the end of fiscal year 2023, 30% of our Board of Directors, 27% of our executive leadership team, and 21% of our global workforce were women.
We published our first sustainability report in 2009 and issued our 14th consecutive sustainability report in April 2023, which was based on our fiscal year performance ending October 31, 2022. The report provides our 2025 sustainability goals and 2030 sustainability targets and highlights progress and strategies underway to achieve those goals and targets. Our sustainability report is prepared in accordance with the Global Reporting Initiative Standards, which include Core Option, SASB Application Guidance and fulfills the United Nations Global Compact annual Communication on Progress. We also aligned our climate-related disclosures with recommendations from the Task Force on Climate-related Financial Disclosures. Our 2022 report is available in full at https://www.greif.com/sustainability-2022/report-downloads/.

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Notable highlights and awards include the following:

Environmental Highlights
•2.74 million containers reconditioned and recycled (54,031 metric tons virgin material saved) in 2022
• Approximately 3.3 million tons of recycled fiber collected, brokered and/or processed in 2022
• Diverted more than 1.5 million tons of recycled paper from landfills in 2022
• Soterra forests sequestered over 150,000 metric tons of carbon dioxide in 2022
• Over 82% of the fiber used in our paper manufacturing operations was derived from purely recycled inputs in 2023
• Overall, diverted 88% of production waste from landfills in 2023
• 149 production facilities diverted at least 90% of waste from landfills, with 49 zero waste to landfill production facilities in 2023

Colleague Highlights
• In 2023, achieved global gender pay parity
• 0.83 lost workday case rate in 2023, a 15% decrease since 2013
• Rated in 82nd percentile for employee engagement among all manufacturing companies in 2023 (Gallup Q12 Engagement Survey)
• In November 2023, established VETS CRG, a colleague resource group ("CRG") for veterans, bringing total CRGs to seven

Awards
•Received Sustainability Award from TotalEnergies to recognize exemplary sustainability performance by a strategic partner in 2022
•ESG rating of “AA” by MSCI ESG Research LLC in 2023
•Received Prime status by ISS ESG in 2023
• Soterra business earned Sustainable Forestry Initiative (SFI) Certification in 2023
• Recognized by Newsweek as one of America’s Most Responsible Companies in 2023
• Recognized by Newsweek as one of America’s Most Loved Workplaces in 2023

Availability of Corporate Governance Documents
The Board has adopted the following corporate governance documents (the “Corporate Governance Documents”):

Corporate Governance Guidelines
Code of Conduct for directors, officers and employees (available in several different languages)
Code of Ethics for Senior Financial Officers
Independence Standards for Directors
Incentive Compensation Recovery Policy
Stock Ownership Guidelines applicable to directors, officers and other key employees Audit Committee Charter Nominating Committee Charter Compensation Committee Charter
Each of the Corporate Governance Documents are posted on our website at www.greif.com under “Investors-Corporate Governance-Governance Documents.” Copies of each of the Corporate Governance Documents are also available in print to any stockholder of the Company, without charge, by making a written request to the Company. Requests should be directed to Greif, Inc., Attention: Secretary, 425 Winter Road, Delaware, Ohio 43015.

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Director Compensation for Fiscal 2023
The following table sets forth the compensation paid to our current and former outside directors during fiscal 2023:

Name (1)	Fees ($)	Stock Awards ($) (2)	All Other Compensation ($)	Total ($)
Vicki L. Avril-Groves	120,053	141,947	—	262,000
Bruce A. Edwards	225,053	141,947	—	367,000
Mark A. Emkes	130,053	141,947	—	272,000
John F. Finn (3)	33,334	—	—	33,334
Daniel J. Gunsett	130,053	141,947	—	272,000
John W. McNamara	115,053	141,947	—	257,000
Frank C. Miller (4)	75,053	141,947	—	217,000
Karen A. Morrison	110,053	141,947	—	252,000
Robert M. Patterson	130,053	141,947	—	272,000
Kimberly T. Scott	115,053	141,947	—	257,000
Roel Vestjens (5)	50,000	—	—	50,000
(1)As an employee of the Company during fiscal 2023, Mr. Rosgaard was not compensated for his services as a director. See “Executive Compensation Tables - Summary Compensation Table” for information on Mr. Rosgaard's compensation as CEO.
(2)Amounts in this column represent the dollar amount recognized for financial statement reporting purposes during fiscal 2023 computed in accordance with Accounting Standards Codification (“ASC”) 718 and represents the cash value of the total number of restricted shares of Class A Common Stock awarded to such director during fiscal 2023 under our Amended and Restated Outside Directors Equity Award Plan (2,016 shares per outside director as of the 2023 annual meeting). The amounts reported reflect the closing price of our shares of Class A Common Stock on February 27, 2023 ($70.41), the day preceding the date on which the shares were granted. For a discussion of the relevant ASC 718 valuation assumptions, see Note 7 of the Notes to the Consolidated Financial Statements included in Item 8 of our Annual Report on Form 10-K for fiscal 2023 (the "2023 Form 10-K").
As of October 31, 2023, each current outside director owned 7,339 shares of Class A Common Stock that had been awarded under the Amended and Restated Outside Directors Equity Award Plan (or, prior to 2023, the 2005 Directors Equity Plan, defined below) that were subject to restrictions on transfer except for Mr. Miller who owned 2,016 shares of Class A Common Stock and Mses. Scott and Morrison who each owned 4,485 shares of Class A Common Stock. For the aggregate number of restricted and non-restricted shares of Class A and Class B Common Stock beneficially owned by each of the outside directors, see “Stock Holdings of Certain Beneficial Owners and Management.” No stock options have been awarded to any outside director since 2005 and no stock options are outstanding.
(3)Mr. Finn served as a director during fiscal 2023 until his retirement from the Board in February 2023. He did not receive a stock award in fiscal year 2023 because he retired from the Board before the 2023 annual stock award date.
(4)Mr. Miller's annual fees were prorated to reflect his election to the Board of Directors in February 2023.
(5)Mr. Vestjens did not receive a stock award in fiscal 2023 because he resigned from the Board before the 2023 annual stock award date.

Director Compensation Arrangements
The Compensation Committee is responsible for setting the overall compensation strategy and policies for our outside directors. Directors who also serve as employees for the Company or any of its subsidiaries are not compensated for their service as a director. Directors may also receive additional compensation for performing duties assigned by the Board or its committees that are considered beyond the scope of the ordinary responsibilities of a director or committee member.
The compensation fee arrangement for our outside directors for fiscal 2023 is set forth below. The Board annual cash retainer was paid in equal quarterly installments, as applicable. The annual Committee and Chair cash retainers were paid annually, as applicable. The stock award is issued annually after the annual stockholders meeting.

Board of Director Position	Board Annual Retainer	Stock Award
Chairman of the Board	$225,000	$142,000
All Other Outside Directors	$100,000	$142,000
Committee	Committee Annual Retainer	Committee Chair Annual Retainer
Audit	$10,000	$20,000
Compensation	$10,000	$20,000
Nominating	$5,000	$15,000
The Compensation Committee also administers the Amended and Restated Outside Directors Equity Award Plan, which provides annual equity awards to outside directors. Prior to the 2023 annual meeting, the Compensation Committee administered the 2005 Outside Directors Equity Award Plan (the "2005 Directors Equity Plan"), which was replaced by the Amended and Restated Outside Directors Equity Award Plan. Each outside director elected during the 2023 annual meeting of stockholders (held on February 28, 2023) received a number of restricted shares of Class A Common Stock under this plan in an amount equal to approximately $142,000 divided by the last reported sale price of a share of Class A Common Stock on the NYSE on February 27, 2023 (the last trading day
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immediately preceding the date of the 2023 annual meeting). None of these shares of Class A Common Stock are subject to any risk of forfeiture; however, such shares are subject to restrictions on transfer for three years. All such shares are fully vested on the award date with eligibility to participate in the receipt of all dividends declared on our shares of Class A Common Stock.
In addition to the compensation described above, we provide a health and wellness program for our outside directors which includes annual physical exams, and we reimburse outside directors for expenses incurred to attend Board and committee meetings. We offer no other perquisites to our outside directors.

Stock Ownership Guidelines for Directors
Each outside director is required to own a minimum of five times his or her annual retainer in shares of Company common stock after five years of service as a director. Restricted shares of Class A Common Stock awarded to an outside director under any of our outside director equity award plans and the receipt of which has been deferred at the election of such outside director under the terms of the Directors Deferred Compensation Plan are counted as owned by the deferring outside director for purposes of these stock ownership guidelines. The Board evaluates whether exceptions should be made in the case of any outside director who, due to his or her unique financial circumstances, would incur a hardship by complying with these requirements. All outside directors are currently in compliance with our stock ownership guidelines.

Director Participation in Directors Deferred Compensation Plan
Under the Directors Deferred Compensation Plan, outside directors may elect to defer between 25 and 100 percent of their respective retainer and committee fees, as well as restricted stock awards granted under the Amended and Restated Outside Directors Equity Award Plan. Once made, any such elections (including without limitation the percentage of Board fees and/or restricted stock to be deferred) are irrevocable for all such amounts earned during the calendar year for which the election is made. The participants are fully vested in the value of their account, including investment returns, at all times.
The plan is considered an “unfunded” arrangement as amounts generally are not set aside or held by the Company in a trust, escrow, or similar account. Notwithstanding the foregoing, deferrals of restricted stock are held in a "rabbi trust" established by the Company. Deferrals of cash compensation under the plan are credited to a participant’s account under the plan as “Phantom Shares.” “Phantom Shares” have a value equal to the market value from time to time of shares of our Class A Common Stock. The number of Phantom Shares credited to a participant’s account is based on the dollar amount of deferral, divided by the then current per share value of our shares of Class A Common Stock. If a dividend is declared and credited on shares of our Class A Common Stock, the Phantom Shares are credited with a corresponding dividend in the form of additional Phantom Shares within sixty days of that date. Dividends paid on shares of restricted stock held in the rabbi trust are contributed to the rabbi trust and are paid from the rabbi trust to the participants and are not accumulated in the rabbi trust.
Generally, the plan provides that each participant will receive his or her cash deferral account value as retirement benefits under the plan upon termination from Board membership in substantially equal monthly payments over a ten year period, and will receive all restricted stock deferrals in a single distribution on the first day of the second month following a participant's termination from Board membership. However, participants may elect to receive:
•Cash compensation deferrals (credited as Phantom Shares) in a single lump sum payment, annual installments over a five-year period or a series of two payments. Depending on the form of payment elected, a participant may choose a fixed date for distribution or the earlier of a fixed date or such participant's termination of Board membership. If a Participant elects to receive a series of two payments, the participant must specify a fixed date for each payment and must specify the percentage of his or her cash compensation deferral to be paid on each specified date.
•Restricted stock deferrals upon: (a) a fixed date that is at least three years after the date the restricted stock is awarded; or (b) the earlier of (i) a fixed date that is at least three years after the date the restricted stock is awarded, or (ii) the participant’s termination from Board membership.

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Executive Officers of the Company
The following information relates to executive officers of the Company as of the date of this proxy statement (elected annually):

Name	Age (1)	Positions and Offices	Year first became executive officer
Ole G. Rosgaard	60	President and Chief Executive Officer	2015
Lawrence A. Hilsheimer	66	Executive Vice President, Chief Financial Officer	2014
Gary R. Martz	65	Executive Vice President, General Counsel and Secretary	2002
Bala V. Sathyanarayanan	53	Executive Vice President, Chief Human Resources Officer	2018
Timothy L. Bergwall	59	Senior Vice President and Group President, Paper Packaging & Services and Soterra LLC	2014
Patrick G. Mullaney	54	Senior Vice President and Group President, Global Industrial Packaging	2022
Kimberly A. Kellermann	47	Senior Vice President, Global Operations Group	2022
Tina R. Schoner	56	Senior Vice President, Chief Supply Chain Officer	2022
Matthew D. Eichmann	45	Vice President, Chief Marketing and Sustainability Officer	2022
Vivian E. Bouet	52	Vice President, Chief Information and Digital Officer	2022
Michael J. Taylor	40	Vice President, Corporate Controller	2022
Anthony J. Krabill	50	Vice President, Corporate Treasurer	2022
(1)As of February 26, 2024, the date for the 2024 Annual Meeting of the Company.
Ole G. Rosgaard has served as President and Chief Executive Officer since February 2022. From July 2021 to February 2022, Mr. Rosgaard served as Chief Operating Officer. From June 2019 to June 2021, he served as Senior Vice President and Group President of Global Industrial Packaging, and from June 2019 to September 2020, Mr. Rosgaard was also responsible for Global Sustainability. From June 2017 to June 2019, Mr. Rosgaard served as Senior Vice President and Group President, Rigid Industrial Packaging & Services ("RIPS") - Americas and Global Sustainability. From August 2015 to June 2017, he served as Vice President and Division President, RIPS-North America. In January 2016, he assumed additional responsibility for RIPS-Latin America and Container Life Cycle Management LLC. Prior to joining the Company, and for more than five years, he served in various roles of increasing responsibility with Icopal a/s, a designer, manufacturer and installer of high end roofing solutions, including managing director in Denmark, group managing director/chief executive officer of the West European Region and group managing director/chief executive officer of the Central European Region.
Lawrence A. Hilsheimer has served as Executive Vice President and Chief Financial Officer since May 2014. From April 2013 to April 2014, Mr. Hilsheimer was executive vice president and chief financial officer of The Scotts Miracle-Gro Company. From August 2012 to March 2013, Mr. Hilsheimer was the president and chief operating officer of Nationwide Retirement Plans, a division of Nationwide Mutual Insurance Company. From January 2010 to July 2012, Mr. Hilsheimer was the president and chief operating officer of Nationwide Direct & Customer Solutions, also a division of Nationwide Mutual Insurance Company. For the two years prior to that time, he was executive vice president and chief financial officer of Nationwide Mutual Insurance Company. Prior to joining Nationwide, he was vice chairman and regional managing partner for Deloitte & Touche USA, LLP, which included serving on the board of directors of the Deloitte Foundation. Mr. Hilsheimer is a director and chair of the audit committee and member of the nominating committee of Installed Building Products, Inc., a publicly traded (NYSE) installer of insulation products and is the lead independent director and chair of the audit committee of Root, Inc., a publicly traded (Nasdaq) technology-based insurance company.
Gary R. Martz has served as Executive Vice President since June 2010 (and prior to that as Senior Vice President) and as General Counsel and Secretary since joining the Company in 2002. From March 2014 until May 2014, Mr. Martz also served as Chief Administrative Officer, and from March 2018 until November 2018, served as acting Chief Human Resources Officer. Since May 2014, Mr. Martz has assumed responsibility for the management of our global real estate services department. From June 2005 until May 2013, Mr. Martz served as President of Soterra LLC. Prior to joining the Company, he was a partner in the law firm of Baker & Hostetler LLP.
Bala V. Sathyanarayanan has served as Executive Vice President and Chief Human Resources officer since July 2021. From November 2018 to June 2021, Mr. Sathyanarayanan was Senior Vice President and Chief Human Resources Officer. From January 2017 to October 2018, Mr. Sathyanarayanan served as executive vice president, human resources, North American Operations, for the Xerox Corporation. From July 2012 to January 2017, Mr. Sathyanarayanan was vice president, business transformation and human resources, Xerox Technology, a provider of print and digital document products and services. Prior to joining Xerox Corporation, and for more than five years, Mr. Sathyanarayanan served in various human resources roles at Hewlett-Packard Inc., a global provider of personal computers and printers and printing solutions.
Timothy L. Bergwall has served as Senior Vice President since February 2019, and as Group President of Paper Packaging & Services and President of Soterra LLC since May 2015. Prior to that and since 2014, Mr. Bergwall served as Vice President and Division President, Paper Packaging & Services. Prior to that time and for more than five years, Mr. Bergwall served as Vice President, Containerboard Mills.
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Patrick G. Mullaney has served as Senior Vice President and Group President, Global Industrial Packaging since February 2022 and Vice President and Group President, Global Industrial Packaging since November 2021. From September 2019 to October 2021, Mr. Mullaney served as Vice President, General Manager of Global Industrial Packaging - EMEA. From February 2018 to September 2019, Mr. Mullaney served as Director - Rigid Industrial Packaging & Services - EMEA Western Region and from June 2017 to January 2018, he served as Manager - Rigid Industrial Packaging & Services - EMEA Central Region. Prior to that time and for more than five years, he served in various roles at Clondalkin Group, including chief executive officer of Clondalkin Flexible Packaging, an international producer of value-added packaging products and services.
Kimberly A. Kellermann has served as Senior Vice President, Global Operations Group since February 2022 and Vice President, Global Operations since September 2019. From July 2017 to September 2019, Ms. Kellermann served as Vice President of Operations, and from September 2017 to September 2019, she held additional responsibilities in the areas of environmental, health and safety. Prior to that time and for more than five years, Ms. Kellermann served as vice president operations at West-Ward Pharmaceuticals (formerly Boehringer Ingelheim Roxane Laboratories), an international pharmaceutical company.
Tina R. Schoner has served as Senior Vice President, Chief Supply Chain Officer since joining the Company in January 2022. From November 2017 to June 2021, Ms. Schoner served as senior vice president and chief procurement officer at Oshkosh Corporation, a heavy industrial manufacturer of specialty vehicles and worksite access equipment. From January 2015 to November 2017, Ms. Schoner served as executive director of supply chain operations and strategic sourcing for Raytheon Technologies Corporation (formerly United Technologies Corporation), a global provider of high-technology products and services to building systems and aerospace industries.
Matthew D. Eichmann has served as Chief Marketing and Sustainability Officer since March 2022. From September 2020 to February 2022, Mr. Eichmann served as Vice President, Investor Relations, External Relations and Sustainability. From November 2016 to September 2020, Mr. Eichmann served as Vice President, Investor Relations and Corporate Communications. From November 2015 to November 2016, Mr. Eichmann served as Vice President, Investor Relations. Prior to that time, and for more than five years, Mr. Eichmann served in various roles, including director, investor relations, at Newmont Mining Corporation, the world's leading gold company and a producer of copper, silver, zinc and lead.
Vivian E. Bouet has served as Chief Information and Digital Officer since December 2022. From October 2018 to December 2022, Ms. Bouet served as chief information officer at CPS Energy, the largest municipally owned electric utility provider in the United States. From August 2014 to October 2018, Ms. Bouet served as executive senior director, business transformation at Walgreen's, an international leader in integrated healthcare, pharmacy, and retail services. From July 2007 to August 2014, Ms. Bouet served in various technology leadership roles at Anthem, Inc. (currently known as Elevance Health, Inc.). Prior to that time, and for more than five years, Ms. Bouet served as a principal consultant in technology, supporting multiple industries.
Michael J. Taylor has served as Vice President, Corporate Controller since May 2022, and in this role he serves as our chief accounting officer. From April 2017 to May 2022 Mr. Taylor served as Director of Financial Reporting and Internal Controls. Prior to that time and for more than five years, he served in the assurance practice of the accounting firm PricewaterhouseCoopers LLP.
Anthony J. Krabill has served as Vice President, Corporate Treasurer since May 2022. From January 2017 to May 2022, Mr. Krabill served as Assistant Treasurer. From July 2014 to January 2017, Mr. Krabill served as Director of Capital Markets and FX. Prior to that time and for more than five years, Mr. Krabill served in various positions with increasing responsibility at the NCR Corporation, a leading enterprise technology provider of software, hardware and services.

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Stock Holdings of Certain Owners and Management
The following table sets forth the number of shares of each class of Greif securities beneficially owned, as of the close of business on December 29, 2023, by (i) each person known to the Company to be the beneficial owner of more than 5 percent of our Class B Common Stock, our only class of voting securities, (ii) each director and nominee for director, (iii) the executive officers listed in the Summary Compensation Table (the "Named Executive Officers" or "NEOs”), and (iv) all directors, NEOs, and other executive officers as a group.

Name	Title of Class	Shares Beneficially Owned (1)		Percent of Class(2)
Patricia M. Dempsey 12781 NE 72nd Boulevard, Lady Lake, FL 32162	Class B	3,050,502	(3)(4)	14.3%
Shannon J. Diener 200 Civic Center Drive, Suite 1200 Columbus, OH 43215	Class B	3,208,886	(3)(5)	15.04%
Mary T. McAlpin 200 Civic Center Drive, Suite 1200 Columbus, OH 43215	Class B	3,270,076	(3)(6)	15.33%
Virginia D. Ragan 200 Civic Center Drive, Suite 1200 Columbus, OH 43215	Class B	3,578,310	(3)(7)	16.78%
Article 4(c) Trust c/o Shannon Diener 200 Civic Center Drive, Suite 1200 Columbus, OH 43215	Class B	2,127,026	(3)(8)	9.97%
Nicholas J. Petitti 200 Civic Center Drive, Suite 1200 Columbus, OH 43215	Class B	2,882,210	(3)(9)	13.51%
JDH 2021 Trust c/o Nicholas J. Petitti 200 Civic Center Drive, Suite 1200 Columbus, OH 43215	Class B	2,217,451	(3)(10)	10.4%

Vicki L. Avril-Groves	Class A	42,262	(11)	*
Timothy L. Bergwall	Class A	76,498	(12)	*
Bruce A. Edwards	Class A Class B	51,662 2,000	(11)	* *
Mark A. Emkes	Class A	36,342	(11)	*
Daniel J. Gunsett	Class A Class B	39,123 4,000	(11)	* *
Lawrence A. Hilsheimer	Class A Class B	152,719 114,170	(12)	* *
Gary R. Martz	Class A Class B	135,534 8,100	(12)	* *
John W. McNamara	Class A Class B	35,123 440,603	(11) (13)	* 2.07%
Frank C. Miller	Class A	2,016
Karen A. Morrison	Class A	4,485	(11)	*
Robert M. Patterson	Class A	23,935	(11)	*
Ole G. Rosgaard	Class A	99,320	(12)	*
Bala V. Sathyanarayanan	Class A Class B	39,722 3,999	(12)	* *
Kimberly T. Scott	Class A	4,485	(11)	*

All directors and executive officers as a group (21 persons)	Class A Class B	782,384 566,872	(11)(12)	3.07% 2.66%
(1)     A person is considered to beneficially own any shares: (a) over which the person exercises sole or shared voting or investment power, or (b) of which the person has the right to acquire beneficial ownership at any time within 60 days of December 29, 2023 (such as through conversion of securities or exercise of stock options). Unless otherwise indicated, voting and investment power relating to the above shares is exercised solely by the beneficial owner (and their spouses, if applicable).
(2)    * indicates less than 1 percent.
(3)    Only Class B Common Stock (voting stock) was reported for these stockholders.
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(4)    All shares held by Ms. Dempsey as trustee under her revocable trust and a family trust.
(5)    All shares held by Ms. Diener as custodian or trustee under her revocable trust and family trusts, including the Article 4(c) Trust described in footnote (8).
(6)    All shares held by Ms. McAlpin as trustee under her revocable trust and a family trust.
(7)    Includes shares held by Ms. Ragan as trustee under her revocable trust and a family trust. Also includes shares held by a charitable foundation (525,140 shares) of which Ms. Ragan is the president. Does not include shares held by John W. McNamara, a director of the Company, who is Ms. Ragan’s son. Ms. Ragan disclaims beneficial ownership of the shares held by Mr. McNamara.
(8)    The Article 4(c) Trust held under the Naomi C. Dempsey Declaration of Trust (the “Article 4(c) Trust”).
(9)    All shares owned by Mr. Petitti individually or held by Mr. Petitti as trustee under his revocable trust and irrevocable or family trusts. Includes the shares held by Mr. Petitti as trustee of the JDH 2021 Trust described in footnote (10). Also includes 80,000 shares that have been pledged as security for a loan.
(10) The 2021 Amended and Restated Revocable (now Irrevocable) Trust created by Judith D. Hook (the "JDH 2021 Trust"). Includes 1,200,000 shares that have been pledged as security for a loan.
(11)    This table includes restricted shares of Class A Common Stock that have been awarded to directors under our Amended and Restated Outside Directors Equity Award Plan (or the 2005 Directors Equity Plan, as the case may be), including shares the receipt of which has been deferred at the director’s election under the terms of the Directors Deferred Compensation Plan. If deferral is elected, shares are issued to the trustee of a rabbi trust established in connection with the Directors Deferred Compensation Plan. The total number of shares of Class A Common Stock held in the rabbi trust for the benefit of each director as of December 29, 2023, was as follows: Ms. Avril-Groves - 18,603 shares; Mr. Edwards - 38,956 shares; Mr. Emkes - 10,368 shares; Mr. Gunsett - 7,339 shares; Mr. McNamara - 25,975 shares, Ms. Morrison - 2,016 shares, Mr. Patterson - 7,339 shares and Ms. Scott - 2,016 shares. See also “Corporate Governance - Director Compensation for Fiscal 2023.”
(12) This table includes restricted stock units and performance stock units that have been awarded to executive officers under our LTIP for the 2021-2023 plan period, as these awards will vest within 60 days of December 29, 2023. See “Compensation Discussion and Analysis - Long-Term Incentive Plan" for further information on the LTIP and awards made thereunder.
(13)    All shares (other than 3,000) held by Mr. McNamara as trustee of a family trust and a voting trust or as custodian. Does not include shares held by Virginia D. Ragan, who is Mr. McNamara’s mother. Mr. McNamara disclaims beneficial ownership of all shares of Class B Common Stock held by Ms. Ragan.

Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons owning more than 10% of a registered class of our equity securities, to file reports of ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by the Securities and Exchange Commission’s regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, the Company believes that during fiscal 2023 all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% stockholders were complied with by such persons, except that Ms. Schoner failed to timely report one transaction involving the purchase of 1,000 shares of Class A Common Stock.
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COMPENSATION DISCUSSION AND ANALYSIS

Overview and Introduction
This Compensation Discussion and Analysis (“CD&A”) identifies and describes our compensation philosophy and objectives, summarizes our executive compensation program and discusses and reviews compensation decisions with respect to our NEOs for fiscal 2023. This CD&A should be read in conjunction with the compensation related tables that immediately follow this section, as well as with our 2023 Form 10-K. For fiscal 2023, our NEOs were:

Name	Title
Ole G. Rosgaard	President and Chief Executive Officer
Lawrence A. Hilsheimer	Executive Vice President, Chief Financial Officer
Gary R. Martz	Executive Vice President, General Counsel and Secretary
Timothy L. Bergwall	Senior Vice President and Group President, Paper Packaging & Services and Soterra LLC
Bala V. Sathyanarayanan	Executive Vice President and Chief Human Resources Officer

Summary of Executive Compensation Governance Practices
To achieve the objectives of our executive compensation program and emphasize our “pay-for-performance” philosophy, the Compensation Committee has continued to employ strong governance practices, including:

We Do	We Don’t Do
✓ Significant portion of executive total compensation “at risk”	✗ Hedging or short sales by executive officers or directors
✓ Objective and different metrics for annual and long-term incentives	✗ Significant perquisites
✓ Caps on annual and long-term incentive pay	✗ Tax gross-ups for perquisites
✓ Stock ownership guidelines and holding requirements	✗ Pledging of Greif stock (requires pre-approval)
✓ Incentive compensation recovery ("clawback") policy	✗ Accelerated vesting of equity awards upon retirement
✓ "Pay for performance" incentive compensation confirmed by market data	✗ Employment contracts or change-in-control arrangements with executive management

Compensation Committee
The Compensation Committee, whose current members are Mark A. Emkes (Chair), Vicki L. Avril-Groves, Daniel J. Gunsett, and John W. McNamara, has primary oversight for the design and implementation of our executive compensation program. The Compensation Committee administers our annual cash incentive bonus plan (the “Short-Term Incentive Plan” or “STIP”) and our current long-term incentive plan (the "Long-Term Incentive Plan" or "LTIP"). In fiscal year 2020, the LTIP replaced the 2006 long-term incentive plan under which awards were issued 50% in cash and 50% in stock (the "2006 LTIP"). The Compensation Committee has, from time to time, delegated to a subcommittee certain responsibilities related to executive compensation. Prior to February 23, 2021, the Compensation Committee used a special subcommittee to administer the STIP, the LTIP and the 2006 LTIP so that those plans were administered by “outside directors” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Compensation Committee now fulfills all executive compensation duties. For the sake of convenience, references to the administration of the STIP, the LTIP and 2006 LTIP for periods before February 23, 2021 will be to the Compensation Committee.
The Compensation Committee utilizes an independent outside compensation consultant, Willis Towers Watson, to provide it with peer group data and market information. While Willis Towers Watson also provides other services to the Company, the Compensation Committee has determined that Willis Towers Watson is independent because they do not have a conflict of interest that would prevent them from providing objective advice to the Compensation Committee. In determining whether Willis Towers Watson has a conflict of interest that would influence its advice to the Compensation Committee, the Compensation Committee considered, among other matters, the six factors set forth in the applicable SEC regulations issued under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, namely: the other services provided by Willis Towers Watson to the Company; the amount of fees payable by the Company to Willis Towers Watson as a percentage of that firm’s total revenues; the policies and procedures maintained by Willis Towers Watson to prevent or mitigate potential conflicts of interest; any business or personal relationship between any member of Willis Towers Watson’s executive compensation team serving the Company and any member of the Compensation Committee; any stock of the Company owned by any member of Willis Towers Watson’s executive compensation team serving the Company; and any business or personal relationship between any member of Willis Towers Watson’s executive compensation team serving the Company and any executive officer of the Company. The Compensation Committee reviewed information provided by Willis Towers Watson addressing each of these factors. These SEC regulations retain the principle that the Compensation Committee should have the final say in determining the independence and objectivity of its advisors. No single factor was considered by the Compensation Committee as more important than any other factor or automatically disqualified Willis Towers Watson from being objective.
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Compensation Philosophy and Objectives
The Compensation Committee’s compensation philosophy and objectives are designed to align our executive compensation with achieving business and financial goals that drive long-term stockholder value. To achieve this “pay-for-performance” philosophy, the Compensation Committee has the following key objectives:

Key Objectives of Our "Pay for Performance" Philosophy
•Attract, recruit and hire talented and outcome driven executives on a local, national or global basis as needed and appropriately incentivize and reward our current executive officers.
•Offer short-term and long-term incentive bonus plans that motivate and incentivize our executive officers by linking compensation to the achievement of targeted financial, business and individual performance goals.
•Emphasize at-risk components of an executive compensation program to motivate and incentivize our executive officers to drive stockholder value and align their interests with the interest of our stockholders.

The Compensation Committee attempts to achieve its policies and philosophies by establishing performance objectives for our executive officers and by linking compensation to financial performance goals, which may include, but are not limited to, targets for earnings before interest, tax and depreciation, depletion, amortization and special items, operating profit before special items, operating working capital as a percent of revenue, and total shareholder return relative to the Russell 2000 Index. The Compensation Committee further believes that a portion of each executive’s compensation should be linked to our short-term and long-term performance. In that regard, the Company has the STIP, an annual cash incentive bonus plan that links the annual payment of cash bonuses to the achievement of targeted financial performance goals, and the LTIP, which links the long-term issuance of stock to the achievement of targeted financial performance goals over a three-year performance period that further aligns long-term stockholder value by including a total shareholder return metric and providing for payouts in restricted stock. See “Elements of Our Compensation Program - Short-Term Incentive Plan" and "Long-Term Incentive Plan.” The LTIP is also intended to facilitate compliance with our stock ownership guidelines. See “Elements of Our Compensation Program - Stock Ownership Guidelines” below.
At-Risk Compensation Philosophy
In determining the award levels for each of the elements in our total compensation program, the Compensation Committee's philosophy is to "pay-for-performance". As a result, the Compensation Committee places relatively greater emphasis on the variable components of compensation (STIP and LTIP) to align the interests of our executive officers with the interests of our stockholders and motivate them to drive stockholder value. These variable components are balanced with retention incentives provided by base salary and restricted stock awards. The LTIP is designed to provide retention incentives for our executive officers through the granting of restricted share units at or near the commencement of each performance period that are subject to a vesting period. We look to the experience and judgment of the Compensation Committee to determine what it believes to be the appropriate compensation mix for each NEO. As shown in the charts below, at the time the Compensation Committee established fiscal 2023 base salary amounts and STIP targets, incentive components at risk accounted for approximately 69% of the CEO's compensation and approximately 71% of the other NEOs average compensation for fiscal 2023. It should be noted that the fiscal 2023 LTIP target award for Mr. Rosgaard, our current CEO, was established by the Compensation Committee in December 2020 (for the 2021-2023 performance period) and was determined at that time to be commensurate with the scope of his responsibility relative to his position held at that time, Group President of the Global Industrial Packaging segment.
.
*Percentages for at-risk compensation calculated using target award levels.

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Risk Assessment
During fiscal 2023, our management and the Compensation Committee, with the assistance of Willis Towers Watson, performed an assessment of the risks associated with our incentive plans and determined that the risks associated with such plans are not reasonably likely to cause a material adverse effect to the Company's business, financial condition, results of operations and cash flows.
Peer Group Review
The Compensation Committee, working with Willis Towers Watson, periodically, but at least annually, reviews peer group data and market information for comparable positions in our industry related to our executive officers. The Compensation Committee does not establish targets or benchmarks for executive compensation when assessing peer group data, but rather uses peer group data and other market information to confirm that our compensation targets and awards are comparable and competitive. The information provided by Willis Towers Watson is used by the Compensation Committee to provide context for their decision making process, but is not used to determine or recommend the amount or form of compensation paid to our executive officers, including our NEOs.
The Compensation Committee, working with its compensation consultant, periodically, but at least annually, also reviews our peer group composition. The selection of peer group companies by the Compensation Committee is based on the nature, composition, geographic scope, complexity and key financial data of potential peer companies in the packaging, paper, manufacturing and industrial businesses. For fiscal 2023, the Company's peer group changed from the previous year by removing Cornerstone Building Brands, Inc., which was acquired and is no longer a public company, as well as Celanese Corporation and Fastenal Company and by adding Cabot Corporation and H.B. Fuller Company, to better ensure our peer group is aligned to our industry and market capitalization. Our peer group consists of the companies listed below.

Aptargroup, Inc.	H.B. Fuller Company	Silgan Holdings, Inc.
Ashland Global Holdings, Inc.	Jeld-Wen Holdings, Inc.	Sonoco Products Company
Avery Dennison Corporation	O-I Glass, Inc.	The Timken Company
Berry Global Group, Inc.	Owens Corning	Universal Forest Products Inc.
Cabot Corporation	Packaging Corporation of America	Valmont Industries, Inc.
Crown Holdings, Inc.	Patrick Industries, Inc.
Graphic Packaging Holding Company	Sealed Air Corporation

Elements of Our Compensation Program
During fiscal 2023, the key elements of our compensation package were:

Base salary
Annual performance-based incentive cash compensation under our STIP
Long-term performance-based incentive compensation in the form of restricted stock awards under our LTIP
Benefits under our pension, 401(k), supplemental executive retirement and supplemental deferred compensation plans
Opportunity for deferral of compensation under our deferred compensation plans
The Compensation Committee reviews tally sheets for each NEO prepared by Willis Towers Watson. The purpose of the tally sheets is to bring together, in one place, all of the elements of compensation to our NEOs to assist the Compensation Committee with making compensation decisions for the next calendar year. These tally sheets typically contain the following information: current base salary; STIP payments for the preceding two fiscal years, and the anticipated payment for the fiscal year just ended; LTIP payments for the preceding two fiscal years, and the anticipated payment to be made for the three-year period just ended; the current value of the applicable supplemental executive retirement or supplemental deferred compensation plans; and the value of our perquisites. The Compensation Committee’s final compensation determination regarding one element of compensation is independent of all other elements of compensation and does not affect decisions regarding those other elements of compensation, other than to the extent that awards under the STIP and the LTIP are calculated by using a percentage of base salary.

Base Salary
Base salaries are primarily designed to provide competitive levels of compensation that attract and retain our executive officers. When determining base salaries for each NEO, the Compensation Committee considers their qualifications, experience, the scope of responsibilities, individual performance and contributions towards our success. Base salaries, which become effective the first pay period of the calendar year, are reviewed annually and are individually determined and may vary widely among our executive officers. The Compensation Committee does not target specific market data for base salaries, but rather compares the compensation levels of other executive officers with equivalent responsibility within our peer group companies and competitive market data to confirm that our base salaries are competitive within the market and with the compensation levels of other executive officers within the Company for internal fairness purposes.
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In December 2023, the Compensation Committee approved the following base salaries for the NEOs for calendar year 2024. See “2023 Performance Reviews of CEO and Other NEOs” below for a discussion of the factors considered by the Compensation Committee in its decision to approve the 2024 base salaries, and the amount thereof, for each NEO.

NEOs	2023 Base Salary	2024 Base Salary	Percentage Change
Mr. Rosgaard	$1,000,000	$1,050,000	5%
Mr. Hilsheimer	$816,815	$816,815	—%
Mr. Martz	$682,148	$682,148	—%
Mr. Bergwall	$590,440	$614,057	4%
Mr. Sathyanarayanan	$478,018	$497,139	4%

Short-Term Incentive Plan
The STIP is designed to motivate executive officers and reward achievement of specific and objective short-term performance goals that are linked to the profitability of the Company.
In administering the STIP, the Compensation Committee establishes performance goals, target amounts, and award opportunities at the beginning of each performance period for each executive officer selected to participate by the Compensation Committee, including our NEOs. The target award is based on a percentage of the executive officer’s base salary (exclusive of any bonus and other benefits) and is payable in cash upon the achievement of the threshold performance level and capped by the maximum performance level. Under the STIP, each NEO can be awarded anywhere from 0% to a maximum of 200% of the NEO's respective target incentive award, with 100% as payout for achieving the target performance level. After the end of the performance period, the Compensation Committee certifies the extent to which the performance goals have been achieved and determines the amount of the award that is payable.

Under the terms of the STIP, no incentive bonus is paid with respect to an applicable metric if the performance calculation for that metric is below the threshold established for that specific performance period. No additional incentive bonus is paid beyond the established applicable maximum metric calculation with respect to each applicable metric for each performance period. The Compensation Committee establishes the threshold number as being realistic and the maximum as being aggressive for each performance period. Under the STIP, the maximum payment that could be paid to any participant during any twelve-month period is $3.0 million.

The STIP financial performance goals are based upon the performance metrics of operating profit before special items (“OPBSI”) and operating working capital (“OWC”). The performance metrics are subject to such adjustments as the Compensation Committee determines to be necessary to accurately reflect the OPBSI and OWC of the Company as of the award date. The OPBSI performance metric is determined by the operating profit of the Company, as adjusted by the special items disclosed by the Company in its issued financial statements. The OWC performance metric is determined as a percentage of revenues based on the average of the OWC on the closing date for each of the previous twelve months. The OPBSI and OWC performance metrics are weighted 80% and 20%, respectively. The Compensation Committee selected these performance metrics in order to factor in the dynamics of the market environment to better align the interests of our executive officers with those of our stockholders and to improve cash generation and the Company's use of working capital. The STIP performance goal achievement threshold was 50% of the target award for the 2023 performance period.

In December 2022, the Compensation Committee established performance metrics for the fiscal 2023 STIP. The table below summarizes the fiscal 2023 STIP performance metrics. The aggregate payout to the NEOs was 84.3% of the target award.

Fiscal 2023 STIP Performance Metrics	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual Performance	Actual Percentage Payout
80% OPBSI	533.5 million	$635.2 million	$736.8 million	$595.4 million	80%
20% OWC	11.5%	10.9%	10.3%	11.3%	62%

The table below summarizes the fiscal 2024 STIP performance goals established by the Compensation Committee in December 2023 based on its evaluation of our business plan and projected results for the next fiscal year.

Fiscal 2024 STIP Performance Metrics	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)
80% OPBSI	$316.5 million	$376.8 million	$596 million
20% OWC	11.5%	10.9%	10.3%
Each year, the Compensation Committee establishes the STIP target awards for each NEO based upon its judgment of the impact of such NEO's position in the Company and what it believes to be competitive against market data while also considering internal pay equity for comparable positions. The fiscal 2023 target award opportunities were, and the 2024 target award opportunity for each NEO are, as follows:
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	Fiscal 2023 STIP Target Award Opportunity		Fiscal 2024 STIP Target Award Opportunity
NEOs	(% of Base Salary)	($)	(% of Base Salary)	($)
Mr. Rosgaard	125%	$1,250,000	125%	$1,312,500
Mr. Hilsheimer	95%	$775,975	100%	$816,815
Mr. Martz	80%	$545,718	85%	$579,826
Mr. Bergwall	75%	$442,830	75%	$460,543
Mr. Sathyanarayanan	70%	$334,613	75%	$372,854

Long-Term Incentive Plan
The LTIP is intended to focus our executive officers on the key measures that drive superior performance over the longer-term. The Compensation Committee administers the LTIP and designates "executive officers" and “key employees” to participate in and receive awards under the LTIP. For each three-year performance period, which period commences on the first day of the first fiscal year for that performance period, the Compensation Committee selects the award opportunity for all executive officers and key employees, including each of our NEOs. The LTIP award opportunity is based on the Compensation Committee’s reasoned business judgment and subjective review of, based in part on the recommendation of our CEO, each key employee’s scope of responsibility and historical performance.
For each three-year performance period under the LTIP, the LTIP award is paid solely in restricted shares of our Class A Common Stock, except in select countries where impediments exist related to the issuance of our stock. The Compensation Committee believes that awarding shares under the LTIP, with no cash component, aligns the interest of the NEOs and other key employees with the interests of our stockholders and assists with facilitating compliance with the stock ownership guidelines by participants. See "Stock Ownership Guidelines" below.
For each three-year performance period, the Compensation Committee establishes a target incentive award for each participant. The target incentive award is based on the NEO's base salary inclusive of the base salary merit increase, if applicable, for the upcoming calendar year (exclusive of any bonus and other benefits) and is to be paid in a combination of restricted stock units ("RSUs") and performance stock units ("PSUs") in a ratio determined by the Compensation Committee. Currently, for each three-year performance period, the ratio is 30% RSU / 70% PSU for Mr. Rosgaard and 40% RSU / 60% PSU for the other NEOs. The number of RSUs and PSUs are determined using the average closing price of the restricted shares during the 30 and 90 day periods preceding the day that the performance criteria for the applicable three-year performance period were approved by the Compensation Committee, respectively. RSUs are issued at or near the commencement of each performance period. The RSUs granted are time-based and vest approximately three-years after they are granted. RSUs possess dividend-equivalent rights; however, no dividend equivalents will be paid until the underlying RSUs have vested.
The Compensation Committee also establishes a range of performance goals that, if achieved, will result in an incentive award payment of PSUs under the LTIP that starts at the threshold performance level and is capped at the maximum performance level. Under the LTIP, our NEOs can be awarded anywhere from 0% to a maximum of 200% of the PSU target incentive award with 100% being the payout for achieving the target performance level. The Compensation Committee also establishes a threshold level performance goal, below which no awards are paid to any participant. For each of the current three-year performance periods, this threshold level is 33% of the target award. PSUs ultimately awarded will be determined based on two measures: (i) the Company's achievement of performance goals based on targeted levels of EBITDA, and (ii) the relative performance of the Company's three-year total shareholder return ("TSR") compared to the TSR performance of the Russell 2000 Index during the same performance period. Performance with respect to the TSR metric can increase or decrease the number of performance units earned by up to 20%. The Committee believes the use of a TSR modifier for the PSUs granted under the LTIP further aligns Company performance with stockholder value. Unvested RSUs and PSUs are forfeited upon termination of employment, except in the case of death, disability or retirement, in which case the RSUs and PSUs will be reduced on a pro rata basis to reflect participation prior to termination.
The Compensation Committee establishes a threshold performance goal that is realistic to achieve and sets a maximum performance goal that is difficult to achieve for the applicable performance period. After the performance goals are established, the Compensation Committee aligns the achievement of the performance goals with the award opportunities, such that the level of achievement of the pre-established performance goals at the end of the performance period determines the final awards (i.e., the actual incentive compensation earned during the performance period by the participant).
For fiscal year 2023, NEOs were eligible to receive a LTIP award consisting of RSUs and PSUs, with a payout of PSUs based on performance targets set in December 2020 for the fiscal 2021-2023 performance period. The Compensation Committee established the following LTIP target award opportunities for our NEOs for the 2021-2023 performance period.
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	LTIP Target Award Opportunity for 2021-2023 Performance Period
NEOs	(% of Average Base Salary)	($)
Mr. Rosgaard	180%	$990,000
Mr. Hilsheimer	220%	$1,613,047
Mr. Martz	180%	$1,102,178
Mr. Bergwall	160%	$848,001
Mr. Sathyanarayanan	130%	$552,500
In December 2023, the Compensation Committee determined that a 200% payout of the original PSUs granted at the beginning of the performance period was earned based on the adjusted EBITDA for the performance period. Although the TSR modifier resulted in an increase to the award of 20%, such increase was not realized as the PSU awards are capped at a maximum of 200%. See “Executive Compensation - Summary Compensation Table” for the amount of the award to the NEOs under the LTIP for fiscal 2023.

2021-2023 LTIP Performance Goals	Threshold (33% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual Performance	TSR Modifier (Range of +/- 20%)	Actual % Payout(1)
100% EBITDA	$1,910.3 million	$2,122.5 million	$2,334.8 million	$2,595.3 million	20%	200%
(1)The actual payout level relates only to PSUs.
In December 2023, the Compensation Committee established performance goals and award levels for the 2024-2026 performance period commencing November 1, 2023. The table below sets forth the number of RSUs granted to each NEO by the Compensation Committee (subject to vesting requirements).

LTIP RSU Award for 2024-2026 Performance Period
NEOs	Number of RSUs
Mr. Rosgaard	23,617
Mr. Hilsheimer	12,248
Mr. Martz	7,774
Mr. Bergwall	6,998
Mr. Sathyanarayanan	5,665

2024-2026 LTIP Performance Goals - Confidentiality - The EBITDA performance goals established by the Compensation Committee for each three-year period are not included in this CD&A section because we believe that disclosure of this information would cause us substantial competitive harm. In the global industrial packaging segment of our business, which accounted for approximately 56 percent of our revenues in fiscal 2023, our competitors are mostly privately held companies that generally do not disclose their financial information, executive salaries and other key information to the public, and thus our detailed disclosure of targeted EBITDA would give a competitive advantage to our competitors. Although we provide earnings guidance to investors, we attempt to incentivize our executive officers and key employees at levels above and below this guidance at a higher or lower percentage of their annual base salaries and the public disclosure of such levels could create confusion with investors. In addition, the public disclosure of our EBITDA metrics under the LTIP would cause substantial competitive harm because, among other matters, we would be disclosing to our competitors our anticipated level of earnings for the next three years, which could provide significant insight into our corporate initiatives and activities, including merger and acquisition activities and other growth plans. For purposes of illustration and to provide context to our stockholders regarding the difficulty our NEOs face in achieving the performance targets under the LTIP, the percent of the target goal achieved for each performance target for each of the three-year periods ending in the last ten fiscal years is set forth below:
* Under the LTIP, the target payout is 100% of a participant's award opportunity (threshold = 33% and maximum = 200%).
**Awards prior to 2022 were paid under the 2006 LTIP. For 2022 and 2023, the payout percentage relates only to PSUs.
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Stock Ownership Guidelines
The Board of Directors has adopted stock ownership guidelines to better align the interests of our executive officers and key employees with the interests of our stockholders. In furtherance of our commitment to sound corporate governance, our executive officers and key employees are required to hold shares of Company stock valued at the following multiple of their annual base salary:

Position	Ownership Level
CEO	5X Base Salary
Executive Officers (other than CEO)	3X Base Salary
Key Employees	1X Base Salary
Our executive officers and key employees have five years after initial participation in the LTIP, or the attainment of a position that requires a higher threshold, as the case may be, to meet these stock ownership guidelines. Our executive officers and key employees are generally required to retain 100% of the shares received under the LTIP until they have satisfied the stock ownership threshold associated with their position. Once in compliance with the stock ownership guidelines associated with their position, executive officers and key employees will remain in compliance with these guidelines regardless of decreases in the trading price of our shares, changes to their base salary or immaterial dispositions of shares, until attainment of a position requiring a higher threshold, in which case the five-year compliance period starts again.
The Compensation Committee annually reviews compliance by our executive officers and key employees with these stock ownership guidelines. The Compensation Committee has determined that each NEO is in compliance with the stock ownership guidelines or within the five-year compliance period associated with their position. Failure to satisfy the requirements of the guidelines may impact participation by an executive officer or key employee in the LTIP in future years, among other matters.

Retirement and Deferred Compensation Plans
The Company offers a number of retirement and deferred compensation plans. Due to the varying tenure of our NEOs and the transition of certain of our retirement plans, our NEOs participate in different programs based on hire date. The table below indicates the retirement benefits applicable to each NEO in fiscal 2023.

Name	Defined Benefits		Defined Contribution
	Qualified	Nonqualified	Qualified	Nonqualified
	Pension Plan	SERP	401(k)	DC SERP	NQSP	NQDCP
Mr. Rosgaard			✓*		✓	✓
Mr. Hilsheimer			✓*	✓
Mr. Martz	✓	✓	✓
Mr. Bergwall	✓		✓		✓	✓
Mr. Sathyanarayanan			✓*		✓
* Participant receives a retirement benefit contribution into their 401(k) account equal to 3% of participant's eligible compensation subject to IRS limitations since participant is not eligible to participate in the U.S. Pension Plan. See footnote 6 to the Summary Compensation Table for further details.
Pension Plans
We have a tax-qualified defined benefit plan that is intended to meet the requirements of Section 401(a) of the Code. This pension plan is designed to provide benefits to those U.S. employees hired prior to November 1, 2007, who have long and continuous service before retirement. Messrs. Martz and Bergwall are the only NEOs eligible to participate in this pension plan, and both are fully vested in their benefits under this pension plan. Messrs. Rosgaard, Hilsheimer and Sathyanarayanan are not eligible to participate in the pension plan.
Supplemental Executive Retirement Plans
We have a defined benefit Supplemental Executive Retirement Plan (“SERP”) that provides benefits for a select group of executive officers. Under the SERP, we accrue an amount equal to a specified percentage of the executive officer's annual compensation. "Compensation" for purposes of the SERP includes base salary and payments under the STIP. This account is also credited annually with interest based on the discount rate used under the U.S. pension plan. Vesting under the SERP requires 10 years of service or the attainment of age 65. Vested executive officers are entitled to the payment of a future benefit upon retirement equal to the accrued amounts and credited interest, which is payable in equal installments quarterly over 15 years. Mr. Martz is the only NEO eligible to participate in the SERP, and he is fully vested in his benefits under the SERP. See "Executive Compensation Tables - Pension Benefits - Supplemental Executive Retirement Plans" for additional information regarding our SERP.
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Executive officers, including our NEOs who are not eligible to participate in the pension plan may participate in the Defined Contribution Supplemental Executive Retirement Plan (“DC SERP”). Under the DC SERP, we accrue an amount equal to a specified percentage of the executive officer’s annual compensation. “Compensation” for purposes of the DC SERP includes base salary and payments under the STIP. This account is also credited annually with interest based on the discount rate used under the U.S. pension plan. Vesting under the DC SERP requires 10 years of service or the attainment of age 65. Vested executive officers are entitled to the payment of a future benefit upon retirement equal to the accrued amounts and credited interest, which is payable in equal installments quarterly over 15 years. Mr. Hilsheimer is the only NEO currently participating in the DC SERP, and he is fully vested in his benefits under the DC SERP.
Defined Contribution/401(k) Plan
We maintain a tax-qualified defined contribution plan that is intended to meet the requirements of Section 401(k) of the Code, commonly called a 401(k) plan. The 401(k) plan is available on the same terms to substantially all of our U.S. employees, including our U.S.-based NEOs. Each participant can elect to contribute from 0% to 100% of his or her eligible earnings to the 401(k) plan, subject to Internal Revenue Service (“IRS”) and ERISA limitations. The deferred amount is invested in accordance with the election of the participant in a variety of investment choices, including a Company stock fund. Subject to certain limitations, we have the option to match a participant’s contributions to the 401(k) plan, and we currently do match a percentage of a participant's 401(k) contributions. In addition, U.S. employees not eligible to participate in the U.S. pension plan are entitled to a company retirement contribution of 3% of the employee's eligible earnings subject to IRS limitations. A participant is fully vested in his or her own salary reduction contributions, but the right to company contributions is subject to vesting as provided by the 401(k) plan. All NEOs receive company-matching contributions. The only NEOs currently receiving company retirement contributions are Messrs. Rosgaard, Hilsheimer and Sathyanarayanan.
Nonqualified Supplemental Deferred Compensation Plan
We have a nonqualified supplemental deferred compensation plan ("NQSP") for certain executive officers who do not participate in the SERP or DC SERP described above. This plan credits eligible officers who are employed on December 31 of each calendar year with a contribution equal to the maximum employer contribution rate under the Company's 401(k) Plan, multiplied by the excess, if any, of the sum of the officer's base salary and annual short-term incentive plan bonus payments, over the maximum compensation limit under Code Section 401(a)(17) for the applicable year. This plan also permits discretionary Company contributions, which may vary by eligible officer. The Company does not presently intend to make any discretionary contributions. The plan is compliant with the regulations promulgated by the IRS under Code Section 409A. We distribute the vested deferred balance upon retirement, termination from employment, death or disability based on a schedule selected by the officer. Messrs. Rosgaard, Bergwall and Sathyanarayanan are the only NEOs currently participating in the NQSP. Messrs. Rosgaard, Bergwall, and Sathyanarayanan are fully vested in their respective benefits under the NQSP.
Nonqualified Deferred Compensation Plan
We have a Nonqualified Deferred Compensation Plan ("NQDCP") for our executive officers, including our NEOs, which provides a vehicle for our executive officers to elect to defer a portion of their compensation. This plan is intended to meet the requirements of Section 409A of the Code. Mr. Bergwall was the only NEO that elected to defer compensation under this plan in fiscal 2023. See “Executive Compensation Tables - Pension Benefits - Nonqualified Deferred Compensation - Nonqualified Deferred Compensation Plan” for additional information regarding our NQDCP.

Perquisites
In addition to the compensation described above, we provide a health and wellness program for our executive officers, including our NEOs, which includes annual physical exams. We currently offer no other perquisites to our NEOs. See Footnote (5) to the “Summary Compensation Table” for information concerning perquisites.

“Say-on-Pay” Advisory Votes
At our 2023 annual meeting of stockholders, the holders of Class B Common Stock approved a three-year frequency period for holding advisory votes on executive compensation of our NEOs. Also at our 2023 annual meeting of stockholders, the holders of Class B Common Stock approved, on an advisory basis, the executive compensation to our NEOs (by an affirmative vote in excess of 99% of shares voted) as disclosed in the CD&A section and compensation tables, as well as the other narrative executive compensation disclosures in the 2023 proxy statement. The next stockholder advisory vote on executive compensation of our NEOs will be held during the 2026 annual meeting of stockholders. The next stockholder advisory vote on the frequency period of such votes will be held during the 2029 annual meeting of stockholders. The Compensation Committee will continue to review the design of our executive compensation program, particularly in light of our “say-on-pay” votes, executive compensation developments and our pay-for-performance philosophy, to align the executive compensation program consistent with the interests of our stockholders.

Greif - Proxy Statement 31

Incentive Compensation Recovery Policy
In 2023, our Board of Directors adopted an incentive compensation recovery policy, or clawback policy, that complies with the rules of the New York Stock Exchange. This clawback policy replaced our prior recoupment policy. Except in limited circumstances, this policy requires us to recover reasonably promptly the amount of erroneously awarded incentive-based compensation received by certain of our current or former officers in the event that we are required to prepare an accounting restatement of our financial statements due to a material noncompliance with any financial reporting requirements under the securities laws or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The amount of incentive-based compensation that is subject to this policy is the amount of incentive compensation received by an officer that exceeded the amount of incentive-based compensation that such officer would have otherwise received had the incentive compensation been determined based on the restated amounts.
2023 Performance Reviews of CEO and Other NEOs

The Compensation Committee reviews the performance of our CEO and other NEOs based upon certain pre-established performance categories approved by the Compensation Committee. The performance categories were determined by the Compensation Committee to be aligned with our compensation philosophy and objectives. These categories are as follows:

1. Financial Performance Results
2. Strategic Effectiveness and Innovation
3. Business Management
4. Talent Management
5. Personal Effectiveness
6. Board Relations (CEO only)
In reviewing Mr. Rosgaard’s performance as CEO for fiscal 2023, the Compensation Committee solicited written comments from all members of the Board of Directors based on the above six categories using the following criteria: exceeds expectations; meets expectations; and needs improvement. The Compensation Committee compiled the written comments. In evaluating the fiscal 2023 performance of Mr. Rosgaard with respect to each of the categories of his compensation, the Compensation Committee specifically discussed and recognized the following factors of Mr. Rosgaard’s performance during the year:
•His strong leadership and people skills continue to strengthen the Company’s culture and unity, particularly in a year with depressed customer demand patterns, and the Build to Last strategy provides a common platform and focal point for all employees;
•His continued intense focus on employee safety and serving the needs of our customers and suppliers by supplying high quality products and exceptional customer service;
•His strategic mindset and disciplined approach to the growth of the Company with several key acquisitions completed and announced during the fiscal year that further the Company’s long-term strategy, as well as a focused and stringent process for future accretive acquisitions to drive stockholder value and structuring the organization for future growth; and
•His focused efforts on driving value through customer service, margin expansion, and executing on the Build to Last strategy, in a difficult economic and demand environment.
Our CEO, Mr. Rosgaard, reviews the performance of each NEO (other than himself) annually based on the first five performance categories set forth above using three criteria – exceeds expectations; meets expectations; and needs improvement – as well as using other subjective assessments of performance. After completing his performance review, Mr. Rosgaard reports his subjective determinations and recommendations to the Compensation Committee. No single factor is given specific relative weight by Mr. Rosgaard, or the Compensation Committee, but all of the factors are considered in the aggregate in their collective experience and reasoned business judgment. The Compensation Committee then considers any proposed adjustments to the base salary, STIP and LTIP compensation, and award opportunities for those NEOs and determines whether these compensation components are at appropriate levels in light of the salaries and bonuses of other executive officers in equivalent roles in our peer group and market data provided by Willis Towers Watson. Mr. Rosgaard noted the following factors for the performance of each of the NEOs during the prior fiscal year:
•Mr. Hilsheimer – as a respected business leader, has rendered a substantial and diverse impact on Greif's achievements.
•Mr. Martz – has made pivotal contributions to the success of Greif as a trusted partner, steering the executive leadership team towards maintaining the highest compliance and ethical standards across the enterprise.
•Mr. Bergwall – has demonstrated exceptional skills in customer engagement and market analysis and effectively harnessed his team's capabilities to implement industry-leading business practices.
•Mr. Sathyanarayanan – as an influential strategist, has made a significant contribution supporting the executive leadership team in realizing the Build to Last strategy, with noteworthy achievements in fostering colleague engagement and employee resource groups.
Greif - Proxy Statement 32

COMPENSATION COMMITTEE MATTERS

Compensation Committee Interlocks and Insider Participation
During fiscal 2023, the members of the Compensation Committee were Mark A. Emkes (Chair), Vicki L. Avril-Groves, Daniel J, Gunsett and John W. McNamara. Roel Vestjens was also a member of the Compensation Committee until he resigned from the Board on February 27, 2023. The Board determined that all members of our Compensation Committee met all of the applicable standards of independence for compensation committee members.
No executive officer of the Company served during fiscal 2023 as a member of a compensation committee or as a director of any entity of which any of the Company’s directors served as an executive officer.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the CD&A above with our management and, based on this review and discussion, has recommended to the Board that this CD&A be included in this proxy statement and incorporated by reference into the 2023 Form 10-K.

Submitted by the Compensation Committee of the Board of Directors.

Mark A. Emkes, Chair Vicki L. Avril-Groves Daniel J. Gunsett John W. McNamara

Greif - Proxy Statement 33

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table
The following table sets forth the compensation for the fiscal years ended October 31, 2023, 2022, and 2021 for our principal executive officers, principal financial officer and three other most highly compensated executive officers, our NEOs.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Ole G. Rosgaard President and Chief Executive Officer	2023	980,769	—	2,230,716	—	959,100	4,082	178,241	4,352,908
	2022	826,923	—	2,224,859	—	1,437,638	903	134,742	4,625,065
	2021	602,123	—	178,204	—	1,190,999	—	97,822	2,069,148
Lawrence A. Hilsheimer Executive Vice President, Chief Financial Officer	2023	810,774	—	3,634,653	—	595,390	43,409	466,068	5,550,294
	2022	779,451	—	4,273,103	—	1,333,796	18,871	431,912	6,837,133
	2021	750,377	—	364,156	—	1,741,981	33,623	385,214	3,275,351
Gary R. Martz Executive Vice President, General Counsel and Secretary	2023	677,103	—	2,483,481	—	418,719	0	67,417	3,646,720
	2022	650,944	—	2,919,795	—	938,016	0	13,890	4,522,645
	2021	626,663	—	246,148	—	1,216,686	1,389,001	14,145	3,492,643
Timothy L. Bergwall Senior Vice President and Group President, Paper Packaging & Services and Soterra LLC	2023	586,073	—	1,910,786	—	339,774	42,479	96,700	2,975,812
	2022	563,431	—	1,840,515	—	761,165	802	74,284	3,240,197
	2021	—	—	—	—	—	—	—	—
Bala V. Sathyanarayanan Executive Vice President, Chief Human Resource Officer	2023	473,641	—	1,244,914	—	256,742	1,775	81,737	2,058,809
	2022	451,807	25,000	1,348,410	—	528,985	520	66,091	2,420,813
	2021	—	—	—	—	—	—	—	—
(1)    The amounts of base salary for fiscal 2021, 2022 and 2023 reflect actual amounts paid to the respective NEO for each fiscal year ended October 31. As discussed in “Compensation Discussion and Analysis - Elements of Our Compensation Program - Base Salary” above, we implement base salary changes on a calendar year rather than a fiscal year basis.
(2)    Amounts for fiscal 2023 and 2022 represent the value of the RSUs and PSUs awarded under the LTIP. Amounts for fiscal 2021 represent the value of the restricted share portion awarded under the 2006 LTIP. See “Compensation Discussion and Analysis - Long-Term Incentive Plan” above, based upon the dollar amount recognized for financial statement reporting purposes during fiscal 2023, 2022, and 2021, respectively, computed in accordance with ASC 718. For a discussion of the relevant ASC 718 valuation assumptions, see Note 7 in the Consolidated Financial Statements included in Item 8 of the 2023 Form 10-K. For fiscal 2023, 2022 and 2021, LTIP award payout amounts in this table were determined by multiplying the closing price of our Class A Common Stock as of December 12, 2023 ($62.83), December 14, 2022 ($68.99) and December 13, 2021 ($59.60) respectively, by the number of shares granted or to be granted to each NEO.
(3)     Amounts for fiscal 2023 and 2022 represent the cash awards earned under the STIP. Amounts for fiscal 2021 represent the cash awards earned under the STIP and under the 2006 LTIP. Starting in fiscal 2022, awards under the LTIP do not have a cash component. See “Compensation Discussion and Analysis - Elements of Our Compensation Program - Short-Term Incentive Plan” and “Long-Term Incentive Plan.”
(4)    Amounts represent the change in the pension value for each NEO, including amounts accruing under our pension plans, the SERP, the DC SERP, the NQSP and the NQDCP. During fiscal 2023, the Company accrued above market interest with respect to the DC SERP, a nonqualified defined contribution plan, for Mr. Hilsheimer in the amount of $43,409 which was equal to the difference between the interest accrued at 6.06% and that which would have accrued at 4.12% (120% of the long-term applicable federal rate for October 2022). During fiscal 2023, the Company accrued above market interest with respect to the NQSP, a nonqualified defined contribution plan, for Mr. Rosgaard in the amount of $4,082, for Mr. Bergwall in the amount of $2,716 and for Mr. Sathyanarayanan in the amount of $1,775 which are equal to the difference between the interest accrued at 6.06% and that which would have accrued at 4.12% (120% of the long-term applicable federal rate for October 2022). None of the NEOs who participate in the NQDCP receive preferential or above market earnings. See "Executive Compensation Tables - Pension Benefits and Nonqualified Retirement and Deferred Compensation" for a description of all these plans.
(5)    For NEOs based in the U.S., amounts represent our contributions to the 401(k) plan, subject to Internal Revenue Service and ERISA limitations, premiums paid for life insurance and health insurance premiums, the value of the annual wellness physicals, certain credits payable under the DC SERP and NQSP, dividend equivalents accrued with respect to RSUs under the LTIP and any other perquisites paid by us to or on behalf of such NEO during fiscal years 2023, 2022 and 2021, as set forth in the table below.
Greif - Proxy Statement 34

Name	Year	401(k) Match and Contribution ($)†	Company paid Life Insurance and other Premiums ($)††	Value of Wellness Physical Exams ($)	DC SERP ($)†††	NQSP ($)††††	Dividend Equivalents Paid on Stock Awards ($)†††††	Other Personal Benefits ($)††††††	Total All Other Compensation ($)
Ole G. Rosgaard	2023	19,915	1,758	3,600	—	110,509	42,371	88	178,241
	2022	15,035	1,758	—	—	117,740	—	209	134,742
	2021	16,996	1,758	3,600	—	75,381	—	87	97,822
Lawrence A. Hilsheimer	2023	20,239	1,758	1,603	361,003	—	81,378	87	466,068
	2022	17,306	1,758	—	412,654	—	—	194	431,912
	2021	17,400	1,758	790	360,514	—	—	4,752	385,214
Gary R. Martz	2023	10,053	1,758	—	—	—	55,606	—	67,417
	2022	8,325	1,758	3,600	—	—	—	207	13,890
	2021	8,700	1,758	3,600	—	—	—	87	14,145
Timothy L. Bergwall	2023	10,156	1,758	3,600		46,067	35,050	69	96,700
	2022	8,672	1,758	—	—	63,660	—	194	74,284
	2021	—	—	—	—	—	—	—	—
Bala V. Sathyanarayanan	2023	19,800	1,758	3,600	—	30,831	25,679	69	81,737
	2022	18,300	1,758	3,600	—	42,239	—	194	66,091
	2021	—	—	—	—	—	—	—	—
† This column includes an additional retirement contribution for Messrs. Rosgaard, Hilsheimer and Sathyanarayanan who are U.S. employees not eligible to participate in the U.S. pension plan. This additional employer contribution is equal to three percent of their eligible compensation subject to IRS limitations.
†† This column includes Company paid life insurance, accidental death and disability, and long-term disability.
††† This column includes pay credits and non-above market interest credits accrued with respect to Mr. Hilsheimer's benefits under the DC SERP as of October 31, 2023 in the amount of $43,409. See “Executive Compensation Tables - Nonqualified Retirement and Deferred Compensation - Supplemental Executive Retirement Plan” for a description of the DC SERP.
†††† This column includes pay credits and non-above market interest credits accrued with respect to Messrs. Rosgaard's, Bergwall's, and Sathyanarayanan's benefits under the NQSP as of October, 31, 2023 in the amounts of $4,082, $2,716, and $1,775, respectively. See “Executive Compensation Tables - Nonqualified Retirement and Deferred Compensation - Supplemental Executive Retirement Plan” for a description of the NQSP.
†††††    This column includes dividend equivalents accrued and paid on shares of Class A Common Stock issued in connection with the vesting of RSUs awarded under the LTIP. RSUs that accrue dividend equivalents were not a component of the 2006 LTIP.
†††††† The amount for Messrs. Rosgaard, Hilsheimer, Martz, Bergwall and Sathyanarayanan in fiscal 2023 represents the amount of a holiday gift.
Greif - Proxy Statement 35

Grants of Plan-based Awards in Fiscal 2023

The following table summarizes grants of non-equity and stock-based compensation awards made during fiscal 2023 to the NEOs.

Name	Grant Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stocks (#)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ole G. Rosgaard (6)
STIP	12/14/2022	625,000	1,250,000	2,500,000
LTIP - RSUs	12/14/2022							18,225	1,257,343
LTIP - PSUs	12/14/2022				14,792	44,824	89,648		3,140,369
Lawrence A. Hilsheimer
STIP	12/14/2022	387,987	775,975	1,551,949
LTIP - RSUs	12/14/2022							11,675	805,458
LTIP - PSUs	12/14/2022				6,092	18,460	36,920		1,293,308
Gary R. Martz
STIP	12/14/2022	272,859	545,718	1,091,437
LTIP - RSUs	12/14/2022							7,410	511,216
LTIP - PSUs	12/14/2022				3,867	11,717	23,434		820,893
Timothy L. Bergwall
STIP	12/14/2022	221,415	442,830	885,660
LTIP - RSUs	12/14/2022							6,414	442,502
LTIP - PSUs	12/14/2022				3,347	10,142	20,284		710,549
Bala V. Sathyanarayanan
STIP	12/14/2022	167,306	334,613	669,225
LTIP - RSUs	12/14/2022							4,373	301,693
LTIP - PSUs	12/14/2022				2,282	6,914	13,828		484,395
(1)    The date the RSUs and PSUs were granted to participants, including our NEOs.
(2)    In fiscal 2023, each NEO was selected to participate in the STIP. The amounts represent the threshold (50%), target (100%) and maximum (200%) cash award opportunity under the STIP for the performance period beginning November 1, 2022 and ending October 31, 2023. See “Compensation Discussion and Analysis - Elements of Our Compensation Program - Short-Term Incentive Plan.” The actual payments earned by each NEO in fiscal 2023 and paid in fiscal 2024 are shown in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column.
(3)    In fiscal 2023, each NEO was selected to participate in the LTIP. The amounts represent the threshold (33%), target (100%) and maximum (200%) PSU award opportunity under the LTIP for the three-year performance period beginning November 1, 2022 and ending October 31, 2025. The PSUs granted may vest depending on performance results achieved during the performance period. See “Compensation Discussion and Analysis - Elements of Our Compensation Program - Long-Term Incentive Plan.”
(4)    In fiscal 2023, each NEO was selected to participate in the LTIP. The amounts represent the RSU awards granted to each NEO under the LTIP for the performance period beginning November 1, 2022 and ending October 31, 2025. The RSUs granted are time-based and are scheduled to vest on January 14, 2026 subject to certain forfeiture events. See “Compensation Discussion and Analysis - Elements of Our Compensation Program - Long-Term Incentive Plan.”
(5)    The grant date fair market value of the RSUs and PSUs granted in fiscal 2023 were calculated in accordance with FASB ASC Topic 718 (excluding the effect of forfeitures) as of December 14, 2022. For RSUs, the market or payout value has been determined by multiplying the number of RSUs awarded by $68.99, the closing price of our shares of Class A Common Stock on the grant date of the RSUs. For PSUs, the market or payout value has been determined by multiplying the number of PSUs awarded at target by $70.06, the weighted average fair market value of the PSUs.

Equity Compensation Plan Information
The following table summarizes the number of securities remaining available for future issuance under each approved equity compensation plan as of October 31, 2023.
Greif - Proxy Statement 36

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders (1)	—	—
2001 Plan (2)	—	—	3,820,000
Amended and Restated Outside Directors Equity Award Plan (3)	—	—	375,125
LTIP (4)	—	—	4,649,575
Colleague Stock Purchase Plan (5)	—	—	1,500,000
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total:	—	—	—
(1)    Information as of October 31, 2023. See “Compensation Discussion and Analysis - Elements of Our Compensation Program - Long-Term Incentive Plan” for a description of the LTIP and “Director Compensation for Fiscal 2023 - Director Compensation Arrangements” for a description of the Amended and Restated Outside Directors Equity Award Plan.
(2)    The 2001 Management Equity Incentive and Compensation Plan (the "2001 Plan") provides for the award of incentive and nonqualified stock options and restricted and performance shares of Class A Common Stock to key employees. The 2001 Plan contains a formula for calculating the number of shares available for future issuance. This formula provides that the maximum number of shares which may be issued each calendar year under the 2001 Plan is equal to the sum of (a) 5.0% of the total outstanding shares as of the last day of our immediately preceding fiscal year, plus (b) any shares related to awards under the 2001 Plan that, in whole or in part, expire or are unexercised, forfeited, or otherwise not issued to a participant or returned to the 2001 Plan, plus (c) any unused portion of the shares available under (a), above, for the immediately preceding two fiscal years as a result of not being made subject to a grant or award in such preceding two fiscal years. The approximate number of shares that may be issued under the 2001 Plan in fiscal 2023 is 3,820,000 shares. The maximum number of shares that may be issued under the 2001 Plan with respect to incentive stock options is 5,000,000 shares, with 1,072,311 shares remaining available for future issuance under this limitation. Stock options have not been issued under the 2001 Plan since 2006.
(3)    Shares of our Class A Common Stock may be issued under the Amended and Restated Outside Directors Equity Award Plan.
(4)    Shares of our Class A and/or B Common Stock may be awarded under the LTIP. Stock units are subject to forfeiture upon termination of employment and for failure to achieve performance targets.
(5)    The Colleague Stock Purchase Plan is an "employee stock purchase plan" within the meaning of Section 423 of the Code.

Outstanding Equity Awards at Fiscal Year-End 2023
The following table summarizes the outstanding stock awards held by each NEO as of October 31, 2023. There are no outstanding stock options.

Name	Stock Awards
	Numbers of Shares or Units of Stock that have not Vested (#) (1)	Market Value of Shares or Units of Stock that have not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares Units or Other Rights that have not Vested ($) (4)
Ole G. Rosgaard	41,845	2,657,158	94,451	5,997,639
Lawrence A. Hilsheimer	36,120	2,293,620	57,157	3,629,470
Gary R. Martz	23,987	1,523,175	37,967	2,410,905
Timothy L. Bergwall	19,015	1,207,453	30,108	1,911,858
Bala V. Sathyanarayanan	13,272	842,772	20,964	1,331,214
(1)    Represents the total number of RSUs granted under the LTIP for the 2021-2023, 2022-2024 and 2023-2025 performance periods. The 2021-2023 RSUs are scheduled to vest on January 16, 2024; 2022-2024 RSUs are scheduled to vest on January 14, 2025; and the 2023-2025 RSUs are scheduled to vest on January 14, 2026.
(2)    Represents the market or payout value of the RSUs determined by multiplying the closing price of our shares of Class A Common Stock on October 31, 2023 ($63.50) by the number of RSUs granted.
(3)    Represents the total number of PSUs granted at the target performance level under the LTIP for the 2021-2023, 2022-2024 and 2023-2025 performance periods. The PSU vesting date will be specified by the Compensation Committee following the end of the applicable performance period. The vesting date for the 2021-2023 PSUs will be no sooner than January 15, 2024 and no later than March 15, 2024. The vesting date for the 2022-2024 PSUs will be no sooner than January 14, 2025 and no later than March 15, 2025. The vesting date for the 2023-2025 PSUs will be no sooner than January 14, 2026 and no later than March 15, 2026.
(4)    Represents the market or payout value of the PSUs determined by multiplying the closing price of our shares of Class A Common Stock on October 31, 2023 ($63.50) by the number of PSUs granted at target performance level.

Option Exercises and Stock Vested in Fiscal 2023
No equity-based compensation awards were exercised or vested during fiscal 2023.
Greif - Proxy Statement 37

Pension Benefits
Pension Plans
We have a tax-qualified defined benefit plan that is intended to meet the requirements of Section 401(a) of the Code for our U.S. employees hired prior to November 1, 2007, who have long and continuous service before retirement. Benefits payable under this pension plan are funded entirely through Company contributions to a trust fund. This pension plan provides for a lump sum payment or a monthly benefit for the participant’s lifetime upon reaching the normal retirement age under this pension plan, which is 65. The monthly benefit is calculated by multiplying the participant’s annual average compensation (calculated using the five highest complete years of the last ten years of compensation or the final sixty months of compensation, whichever is higher, capped at Code limits) by 35% and by the participant’s years of service divided by the years the participant could have worked until his or her normal retirement date divided by 12. “Compensation” for purposes of the pension plan includes base salary and payments under the STIP. Participants are 100% vested in this pension plan once they have been credited with five years of service with the Company. Messrs. Martz and Bergwall are the only NEOs eligible to participate in this pension plan, and both are fully vested in their benefits under this pension plan. Once a participant is fully vested, the participant will have earned a nonforfeitable right to a benefit under this pension plan. Benefits may commence at the later of age 65 or five years vested in this pension plan. Mr. Martz is currently eligible for retirement benefits under this pension plan. This pension plan offers early retirement benefits at age 55 on a reduced basis with a required 15 years of service. Mr. Bergwall is eligible for early retirement benefits under this pension plan.
Supplemental Executive Retirement Plan
Our SERP provides benefits for a select group of executive officers. The plan is considered to be an “unfunded” arrangement as amounts generally will not be set aside or held by the Company in a trust, escrow, or similar account. The benefit from the pension plan and the SERP is equal to a target percentage (ranging from 40% to 50% depending on job classification) times the executive officer’s highest three-year average compensation of the last five years worked by the executive officer and reduced for less than 20 years of continuous service and for receiving benefits prior to the executive officer’s normal retirement age. “Compensation” for purposes of the SERP includes base salary and payments under the STIP, and benefits are payable quarterly under the SERP for 15 years. “Normal retirement age” under the SERP is 65. Generally, vesting under the SERP requires 10 years of service or the attainment of the normal retirement age. Mr. Martz is the only NEO eligible to participate in the SERP, and he is fully vested in his benefits under the SERP.
Pension Benefits in Fiscal 2023
The table below sets forth the years of service and present value of the accumulated benefit for each of the eligible NEOs under the pension plan and SERP described above as of October 31, 2023. Mr. Bergwall is not eligible to participate in our SERP and Messrs. Rosgaard, Hilsheimer and Sathyanarayanan are not eligible to participate in our pension plan or SERP.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)(2)	Payments During Last FY ($)
Gary R. Martz	U.S. Pension Plan	22	821,163	—
	SERP	22	5,640,226	—
Timothy L. Bergwall	U.S. Pension Plan	22	571,124	—
(1) Assumptions for calculations:
(A) Age 65 commencement for Messrs. Martz and Bergwall;
(B) No decrements for death nor termination prior to age 65;
(C) The mortality assumption for the U.S. pension plan uses Pri-2012 projected forward using the MP-2021 projected scale as of October 31 for both 2023 and 2022, discount rates for the pension plan of 6.48% as of October 31, 2023 and 6.06% as of October 31, 2022, and discount rates for the SERP of 6.4% as of October 31, 2023 and 5.97% as of October 31, 2022.
(2) See Note 9 in the Notes to Consolidated Financial Statements included in Item 8 of the 2023 Form 10-K for a discussion of the valuation method and material assumptions applied in quantifying the present value of the accumulated benefit.

Nonqualified Retirement and Deferred Compensation
Supplemental Executive Retirement Plan
We have a defined contribution supplement executive retirement plan ("DC SERP") for certain executive officers who are not eligible to participate in the pension plan. We accrue an amount equal to a specified percentage of the executive officer's base salary and annual short-term incentive plan bonus payments. This account is also credited annually with interest based on the discount rate used under the U.S. pension plan. Vesting under the DC SERP requires 10 years of service or the attainment of age 65. Vested executive officers are entitled to the payment of a future benefit upon retirement equal to the accrued amounts and credited interest, which is payable in equal installments quarterly over 15 years.
The table below sets forth certain information concerning Mr. Hilsheimer's benefits under the DC SERP as of October 31, 2023. Mr. Hilsheimer is the only NEO currently participating in the DC SERP. He is fully vested in his accumulated benefit under the DC SERP since he has attained the age of 65.
Greif - Proxy Statement 38

Name	Plan Name	Number of Years Credited Service (#)	Value of Pay Credits and Above Market Interest in Last FY ($)(1)	Present Value of Accumulated Benefit ($) (2)(3)	Payments During Last FY ($)
Lawrence A. Hilsheimer	DC SERP	9	311,166	2,837,995	—
(1) The amount in this column represents pay credits and above market interest credits accrued during fiscal 2023 under the DC SERP. This amount is also included in Mr. Hilsheimer's fiscal 2023 compensation in the Summary Compensation Table.
(2) The amount in this column represents the total value of pay credits, above market interest and non-above market interest accrued under the DC SERP as of October 31, 2023. This amount is not included in Mr. Hilsheimer's fiscal 2023 compensation in the Summary Compensation Table.
(3) The interest crediting rate for the DC SERP was 6.4% as of October 31, 2023.
Nonqualified Supplemental Deferred Compensation Plan
We have a nonqualified supplemental deferred compensation plan ("NQSP") for certain executive officers who do not participate in the SERP or DC SERP described above. This plan credits eligible officers who are employed on December 31 of each calendar year with a contribution equal to the maximum employer contribution rate under the Company's 401(k) Plan, multiplied by the excess, if any, of the sum of the officer's base salary and annual short-term incentive plan bonus payments, over the maximum compensation limit under Code Section 401(a)(17) for the applicable year. This plan also permits discretionary Company contributions, which may vary by eligible executive officer. The Company does not presently intend to make any discretionary contribution. The plan is compliant with the regulations promulgated by the IRS under Code Section 409A. Vesting under the NQSP requires 5 years of service or the attainment of age 65. Vested executive officers are entitled to the payment of the vested deferred balance based on a schedule selected by the executive officer either a lump sum or five annual installments.
The table below sets forth certain information concerning Messrs. Rosgaard's, Bergwall's and Sathyanarayanan's benefits under the NQSP as of October 31, 2023. Messrs. Rosgaard, Bergwall and Sathyanarayanan are the only NEOs currently participating in the NQSP. Messrs. Rosgaard, Bergwall and Sathyanarayanan are fully vested in their accumulated benefits under the NQSP.

Name	Plan Name	Number of Years Credited Service (#)(1)	Value of Pay Credits and Above Market Interest in Last FY ($)(2)	Present Value of Accumulated Benefit ($) (3)(4)	Payments During Last FY ($)
Ole G. Rosgaard	NQSP	8	105,863	336,029	—
Timothy L. Bergwall	NQSP	21	42,966	197,829	—
Bala V. Sathyanarayanan	NQSP	5	28,805	129,927	—
(1) This number represents the years of credited service under the NQSP which starts from the participant's date of hire. To receive a service credit under the NQSP, the participant must be employed on December 31 of each calendar year.
(2) The amounts in this column represent pay credits and above market interest credits accrued during fiscal 2023 under the NQSP. These amounts are also included in Messrs. Rosgaard's, Bergwall's and Sathyanarayanan's fiscal 2023 compensation in the Summary Compensation Table.
(3) The amount in this column represents the total value of pay credits, above market interest and non-above market interest accrued under the NQSP as of October 31, 2023. This amount is not included in Messrs. Rosgaard's, Bergwall's and Sathyanarayanan's fiscal 2023 compensation in the Summary Compensation Table.
(4) The interest crediting rate for the NQSP was 6.4% as of October 31, 2023.
Nonqualified Deferred Compensation Plan
We have a NQDCP for our executive officers, including our NEOs, which provides a vehicle for our executive officers to elect to defer their compensation. This plan is intended to meet the requirements of Section 409A of the Code. A participant’s base salary, STIP and LTIP cash payments are all eligible for deferral under this plan, and participants may defer up to 100% of their compensation. We do not currently match any compensation deferred by participants or provide any other discretionary contributions under this plan. A participant’s deferred compensation (along with company-match or contributions, if any) is deposited into an account with a rabbi trust to protect and segregate such funds. Deferred funds are invested in a similar range of investment options as are available in our 401(k) plan. The funds in a participant’s account are distributed to a participant upon his or her retirement in a lump sum or in equal annual installments over a five- or ten-year period, as elected by the participant, or in a lump sum upon a participant’s termination of employment, death or disability or a change in control of the Company. Subject to the terms of the plan, participants may also receive a distribution of funds for an unforeseeable emergency. A participant is fully vested in his or her own deferral contributions, but the right to Company-matching contributions, if any, is subject to vesting as provided by this plan.
Nonqualified Deferred Compensation Benefits in Fiscal 2023
The table below sets forth certain information concerning Messrs. Rosgaard and Bergwall's benefits under the NQDCP as of October 31, 2023. Mr. Bergwall was the only NEO that elected to defer compensation under the NQDCP in fiscal 2023. Both Messrs. Rosgaard and Bergwall are fully vested in their aggregate balance under the NQDCP.
Greif - Proxy Statement 39

Name	Plan Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at FYE ($)
Ole G. Rosgaard	NQDCP	—	—	10,099	—	227,451
Timothy L. Bergwall	NQDCP	69,633	—	17,517	—	259,143
(1)The amount shown for Mr. Bergwall includes deferred compensation on base salary and STIP during fiscal 2023 and is included in Mr. Bergwall's fiscal 2023 compensation in the Summary Compensation Table.

Potential Payments Upon Termination or Change in Control
We have no plans, agreements, contracts or other arrangements providing any of our NEOs with severance or change-in-control benefits.

Agreements with NEOs
We do not have employment agreements with any of our NEOs. All NEOs, as well as all other participants in the LTIP, have agreed to certain post-employment covenants prohibiting them from becoming involved in any enterprise which competes with any business engaged in by us or our subsidiaries.

PAY RATIO
Pursuant to Item 402(u) of Regulation S-K, for fiscal year 2023, the ratio of the total annual compensation of our CEO to the total annual compensation of the median employee was 89 to 1.
To identify the median employee, we first determined our global employee population consisting of full-time, part-time, seasonal and temporary employees as of October 31, 2023. We excluded all employees in Mexico (115), Colombia (75), Chile (66), Malaysia (69), Turkey (72), Costa Rica (50), Egypt (44), Vietnam (41), Algeria (40), Kenya (23) and Guatemala (7) under the de minimus exception, as the aggregate number of employees in those countries (602) represents less than 5% of our total global employee population of 12,448. After determining our global employee population, we then used the annual base salary reflected in our internal payroll system, converted into U.S. dollars, as our consistently applied compensation measure.
Once the median employee was identified, we calculated the median employees' compensation using the same methodology used to calculate the total compensation of our CEO as set forth in the Summary Compensation Table. The average median employee's annual total compensation was $48,862. The annual total compensation of our CEO was $4,352,908 as set forth in the Summary Compensation Table of this proxy statement.

PAY VERSUS PERFORMANCE
In accordance with the rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are providing the following information regarding executive compensation for our Chief Executive Officer (CEO), who is our Principal Executive Officer (PEO), and non-PEO Named Executive Officers (NEOs) and Company financial performance for our three most recent fiscal years.
For further information concerning the Company's pay-for-performance philosophy and how the Company aligns executive compensation with the Company's performance, refer to "Compensation Discussion and Analysis - Compensation Philosophy and Objectives."

Year	Summary Compensation Table Total for First PEO ($)(1)	Summary Compensation Table Total for Second PEO ($)(2)	Compensation Actually Paid to First PEO ($)(3)(8)	Compensation Actually Paid to Second PEO ($)(3)(8)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(4)	Average Compensation Actually Paid to Non-PEO NEOs ($)(3)(4)(10)	Value of Initial Fixed $100 Investment Based On:		Net Income ($ millions)	Adjusted EBITDA ($ millions) (7)
							Total Shareholder Return ($)(5)	Peer Group Total Shareholder Return ($)(6)
2023	4,352,908	—	3,092,669	—	3,557,909	1,716,832	162.02	92.59	379.1	818.8
2022	4,625,065	14,207,601	8,702,483	7,867,148	4,255,197	4,370,793	166.82	93.58	394	917.5
2021	—	8,098,389	—	19,163,129	2,746,401	5,977,176	161.13	121.89	413.2	764.2
(1)Mr. Rosgaard was appointed President and CEO of the Company effective February 1, 2022.
(2)Mr. Watson retired as President and CEO of the Company effective January 31, 2022.
Greif - Proxy Statement 40

(3)The amounts shown for Compensation Actually Paid to Mr. Rosgaard, Mr. Watson, and the Non-PEO NEOs have been calculated in accordance with Item 402(v) of Regulation S-K and reflect total compensation as set forth in the Summary Compensation Table above adjusted as further set forth in footnotes 8, 9 and 10 below.
(4)For 2023, our non-PEO NEOs were Lawrence A. Hilsheimer, Gary R. Martz, Timothy L. Bergwall, and Bala V. Sathyanarayanan; for 2022 and 2021, our non-PEO NEOs were Lawrence A. Hilsheimer, Gary R. Martz, Michael Cronin, and Ole G. Rosgaard.
(5)Cumulative total shareholder return (TSR) of the Company's Class A Common Stock, based on an initial fixed investment of $100 as of October 31, 2019.
(6)Peer group TSR represents the cumulative TSR of the Dow Jones U.S. Containers & Packaging Index, based on an initial fixed investment of $100 as of October 31, 2019, which we present in the stock performance graph required by Item 201(e) of Regulation S-K included in our annual report on Form 10-K for the year ended October 31, 2023.
(7)Adjusted EBITDA means adjusted earnings before interest, taxes, depreciation, depletion and amortization, subject to such adjustments that the Compensation Committee determines to be necessary to reflect accurately the EBITDA of the Company for the applicable period. Adjusted EBITDA is a non-GAAP financial measure that has not been prepared in accordance with U.S. GAAP and is not based on any standardized methodology prescribed by U.S. GAAP. As a result, it is not necessarily comparable to similarly titled measures presented by other companies. While the Company uses multiple financial performance measures to evaluate performance under the Company's compensation programs, the Company has determined that Adjusted EBITDA is the financial performance measure that, in the Company's assessment, represents the most important performance measure (that is not otherwise required to be in the table) used by the Company to link compensation actually paid to the Company's PEO and Non-PEO NEOs to Company performance for the three most recently completed fiscal years.
(8)The following adjustments were made to the total compensation reported in the Summary Compensation Table to arrive at the compensation actually paid to Mr. Rosgaard:

Year	Summary Compensation Table Total for First PEO ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings from Summary Compensation Table ($)	Pension Benefit Adjustments ($)(a)	Equity Awards from Summary Compensation Table ($)	Equity Award Adjustments ($)(b)	Compensation Actually Paid to First PEO ($)
2023	4,352,908	(4,082)	101,781	(2,230,716)	872,778	3,092,669
2022	4,625,065	(903)	115,632	(2,224,859)	6,187,548	8,702,483
2021	—	—	—	—	—	—
(a)The pension benefit adjustments for Mr. Rosgaard for each year include the addition of the following:

Year	Actuarially Determined Service Costs ($)	Prior Service Costs ($)	Total Pension Benefit Adjustments ($)
2023	101,781.00	—	101,781.00
2022	115,632.00	—	115,632.00
2021	—	—	—
(b)The equity award adjustments for Mr. Rosgaard for each year include the addition or subtraction, as applicable, of the following:

Year	Year-end fair value of awards granted and unvested in the fiscal year ($)	Change over the fiscal year in fair value of awards granted in prior years outstanding and unvested in the fiscal year ($)	Fair value as of vesting date of awards granted and vested in the fiscal year ($)	Change from end of prior fiscal year of awards granted in prior years that failed to meet vesting conditions in the fiscal year ($)	Fair value at end of prior fiscal year of awards granted in prior years that failed to meet vesting conditions in the fiscal year ($)	Value of dividends or other earnings paid on stock or option awards in the fiscal year before the vesting date, not otherwise reflected in the fair value or included in total compensation for the fiscal year ($)	Total Equity Award Adjustments ($)
2023	2,469,734	(1,698,474)	—	101,518	—	—	872,778
2022	5,503,459	699,278	—	(15,189)	—	—	6,187,548
2021	—	—	—	—	—	—	—
The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of the grant.

Greif - Proxy Statement 41

(9)The following adjustments were made to the total compensation reported in the Summary Compensation Table to arrive at the compensation actually paid to Mr. Watson:

Year	Summary Compensation Table Total for Second PEO ($)	Aggregate Change in Actuarial Present Value of Pension Benefits from Summary Compensation Table ($)	Pension Benefit Adjustments ($)(a)	Equity Award Values from Summary Compensation Table	Equity Award Adjustments ($)(b)	Compensation Actually Paid to Second PEO ($)
2023	—	—	—	—	—	—
2022	14,207,601	—	508,829	(11,587,974)	4,738,692	7,867,148
2021	8,098,389	(2,644,444)	851,012	(882,736)	13,740,908	19,163,129
(a)The pension benefit adjustments for Mr. Watson for each year include the addition of the following:

Year	Actuarially Determined Service Costs ($)	Prior Service Costs ($)	Total Pension Benefit Adjustments ($)
2023	—	—	—
2022	508,829	—	508,829
2021	851,012	—	851,012
(b)The equity award adjustments for Mr. Watson for each year include the addition or subtraction, as applicable, of the following:

Year	Year-end fair value of awards granted and unvested in the fiscal year ($)	Change over the fiscal year in fair value of awards granted in prior years outstanding and unvested in the fiscal year ($)	Fair value as of vesting date of awards granted and vested in the fiscal year ($)	Change from end of prior fiscal year of awards granted in prior years that failed to meet vesting conditions in the fiscal year ($)	Fair value at end of prior fiscal year of awards granted in prior years that failed to meet vesting conditions in the fiscal year ($)	Value of dividends or other earnings paid on stock or option awards in the fiscal year before the vesting date, not otherwise reflected in the fair value or included in total compensation for the fiscal year ($)	Total Equity Award Adjustments ($)
2023	—	—	—	—	—	—	—
2022	1,051,146	3,762,786	—	(75,240)	—	—	4,738,692
2021	7,551,012	5,979,816	—	210,080	—	—	13,740,908
The valuation assumption used to calculate fair values did not materially differ from those disclosed at the time of grant.
(10)The following adjustments were made to the total compensation reported in the Summary Compensation Table to arrive at the average compensation actually paid to our Named Executive Officers other than our Principal Executive Officer:

Year	Summary Compensation Table Total for Non-PEO NEOs ($)	Aggregate Change in Actuarial Present Value of Pension Benefits from Summary Compensation Table ($)	Pension Benefit Adjustments ($)(a)	Equity Award Values from Summary Compensation Table	Equity Award Adjustments ($)(b)	Compensation Actually Paid to Non-PEO NEOs ($)
2023	3,557,909	(21,916)	98,780	(2,318,458)	400,517	1,716,832
2022	4,255,197	(5,048)	145,684	(2,595,456)	2,570,416	4,370,793
2021	2,746,401	(362,440)	193,470	(269,654)	3,669,399	5,977,176
(a)The pension benefit adjustments for the Non-PEO NEOs for each year include the addition of the following:

Year	Actuarially Determined Service Costs ($)	Prior Service Costs ($)	Total Pension Benefit Adjustments ($)
2023	98,780	—	98,780
2022	145,684	—	145,684
2021	193,470	—	193,470

Greif - Proxy Statement 42

(b)The equity award adjustments for the Non-PEO NEOs for each year include the addition or subtraction, as applicable, of the following:

Year	Year-end fair value of awards granted and unvested in the fiscal year ($)	Change over the fiscal year in fair value of awards granted in prior years outstanding and unvested in the fiscal year ($)	Fair value as of vesting date of awards granted and vested in the fiscal year ($)	Change from end of prior fiscal year of awards granted in prior years that failed to meet vesting conditions in the fiscal year ($)	Fair value at end of prior fiscal year of awards granted in prior years that failed to meet vesting conditions in the fiscal year ($)	Value of dividends or other earnings paid on stock or option awards in the fiscal year before the vesting date, not otherwise reflected in the fair value or included in total compensation for the fiscal year ($)	Total Equity Award Adjustments ($)
2023	819,964	(537,952)	—	118,505	—	—	400,517
2022	1,785,133	804,008	—	(18,725)	—	—	2,570,416
2021	2,230,779	1,381,863	—	56,757	—	—	3,669,399
The valuation assumption used to calculate fair values did not materially differ from those disclosed at the time of grant.

Company TSR v Peer Group TSR
The following chart compares our Company cumulative TSR over the three-year period from 2021 to 2023 to that of the Dow Jones U.S. Containers and Packaging Index

Company TSR versus Peer Group
Cumulative TSR (Value of Initial $100 Investment)
$250
$200
$150
$100
$50
$0
10/31/20
10/31/21
10/31/22
10/31/23
Dow Jones U.S. Containers & Packaging Index
Greif, Inc. Cl A

Greif - Proxy Statement 43

Compensation Actually Paid v Company TSR
The following chart shows the relationship between compensation actually paid to our PEOs, the average compensation actually paid to our Non-PEO NEOs, and the Company's cumulative TSR over the three-year period from 2021 through 2023.

Compensation Actually Paid versus Company TSR
Compensation Actually Paid (000's)
$20,000
$18,000
$16,000
$14,000
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$0
$19,163
$5,977
$161.13
$8,702
$7,867
$4,371
$166.82
$3,093
$1,717
$162.01
2021
2022
2023
$169.00
$167.00
$165.00
$163.00
$161.00
$159.00
$157.00
$155.00
CumulativeTSR (Value of Initial $100 Investment)
PEO (Mr. Rosgaard)
PEO (Mr. Watson)
Average for Non-PEO NEOs
TSR

Compensation Actually Paid v Net Income
The following chart shows the relationship between compensation actually paid to our PEOs, the average compensation actually paid to our Non-PEO NEOs, and the Company's net income for fiscal years 2021 to 2023.

Compensation Actually Paid versus Net Income
Compensation Actually Paid (000's)
Net Income (000's)
$20,000
$18,000
$16,000
$14,000
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$0
$450.00
$440.00
$430.00
$420.00
$410.00
$400.00
$390.00
$380.00
$370.00
$360.00
$350.00
$19,163
$5,977
$413.20
$8,702
$7,867
$4,371
$394.00
$3,093
$1,717
$379.10
2021
2022
2023
PEO (Mr. Rosgaard)
PEO (Mr. Watson)
Average for Non-PEO NEOs
Net Income

Greif - Proxy Statement 44

Compensation Actually Paid v Adjusted EBITDA
The following chart shows the relationship between compensation actually paid to our PEOs, the average of compensation actually paid to our Non-PEO NEOs, and the Company's adjusted EBITDA for fiscal years 2021 to 2023.

Compensation Actually Paid versus Adjusted EBITDA
Compensation Actually Paid (000's)
Adjusted EBITDA (000's)
$20,000
$18,000
$16,000
$14,000
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$0
$1,000.00
$950.00
$900.00
$850.00
$800.00
$750.00
$700.00
$19,163
$5,977
$764.20
$8,702
$7,867
$4,371
$917.50
$3,093
$1,717
$818.80
2021
2022
2023
PEO (Mr. Rosgaard)
PEO (Mr. Watson)
Average for Non-PEO NEOs
Adjusted EBITDA

Financial Performance Measures
As described in greater detail in "Compensation Philosophy and Objectives," the Company's executive compensation program is designed to align our executive compensation with achieving business and financial goals that drive long-term shareholder value. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company's PEO and Non-PEO NEOs to the Company's financial performance for the most recently completed fiscal year are:
•Adjusted EBITDA
•Operating Profit Before Special Items (OPBSI)
•Operating Working Capital (OWC)
•Relative TSR (rTSR)
These are the metrics the Company uses for our short-term and long-term incentive plans to motivate and incentivize our executive officers by linking their compensation to the achievement of targeted financial, business, and individual performance goals. For further information on how these metrics are calculated, refer to "Elements of our Compensation Program - Short-Term Incentive Plan and Long-Term Incentive Plan."
Greif - Proxy Statement 45

AUDIT COMMITTEE MATTERS
Report of the Audit Committee
The Audit Committee is responsible for monitoring and reviewing our financial reporting process on behalf of the Board. The Audit Committee consists of four independent directors. The Company’s Board has determined that all Audit Committee members are “financially literate” as defined by the NYSE standards and that Robert M. Patterson qualifies as an “audit committee financial expert” as defined by applicable SEC regulations. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls and preparation of the consolidated financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”). In fulfilling its responsibilities, the Audit Committee reviewed the audited consolidated financial statements in the 2023 Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements. Throughout the year, the Audit Committee also monitored the results of the testing of internal control over financial reporting pursuant to §404 of the Sarbanes-Oxley Act of 2002, reviewed a report from management and internal audit regarding the design, operation and effectiveness of internal control over financial reporting, and reviewed a report from Deloitte & Touche LLP regarding the effectiveness of internal control over financial reporting. The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with GAAP, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). In addition, the Audit Committee received written disclosures regarding the independent auditors’ independence from management and the Company, and received a letter confirming that fact from the independent auditors, which included applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and considered the compatibility of nonaudit services with the auditors’ independence.
The Audit Committee discussed with our internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets separately with the internal and independent auditors, with and without management present, and separately with management, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.
As discussed above, the Audit Committee is responsible for monitoring and reviewing our financial reporting process. It is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews or procedures. Members of the Audit Committee are not employees of the Company. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the consolidated financial statements have been prepared with integrity and objectivity and in conformity with GAAP and on the representations of the independent auditors included in their report on our consolidated financial statements. The Audit Committee’s review does not provide its members with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent auditors do not assure that our consolidated financial statements are presented in accordance with GAAP, that the audit of our consolidated financial statements has been carried out in accordance with the standards of the PCAOB, or that our independent auditors are in fact “independent.”
The Audit Committee receives regular reports from our General Counsel with respect to matters coming within the scope of our Code of Conduct. The CEO and the principal financial officer have each agreed to be bound by the Code of Conduct and the Sarbanes-Oxley Act mandated Code of Ethics for Senior Financial Officers. The Company has also implemented and applied the Code of Conduct throughout the Company. It also has in place procedures for the receipt of complaints concerning our accounting, internal accounting controls, or auditing practices, including the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing practices.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited consolidated financial statements be included in the 2023 Form 10-K for filing with the Securities and Exchange Commission. The Audit Committee has appointed Deloitte & Touche LLP as our independent registered accounting firm and auditor for the fiscal year 2024. See "Proposal 2 - Ratification of Appointment of Independent Auditor."
Submitted by the Audit Committee of the Board of Directors.

Robert M. Patterson, Chair
Vicki L. Avril-Groves
Karen A. Morrison
Kimberly T. Scott
Greif - Proxy Statement 46

Audit Committee Pre-Approval Policy
The Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent auditors. As part of this responsibility, the Audit Committee is required to pre-approve the audit and permissible non-audit services performed by the independent auditors in order to assure that such services do not impair the auditors’ independence from the Company. The Securities and Exchange Commission has issued rules specifying the types of services that independent auditors may not provide to their audit client, as well as the audit committee’s administration of the engagement of the independent auditors. Accordingly, the Audit Committee has adopted a Pre-Approval Policy (the “Policy”), which sets forth the procedures and the conditions under which services proposed to be performed by the independent auditors must be pre-approved.
Pursuant to the Policy, certain proposed services may be pre-approved on a periodic basis so long as the services do not exceed certain pre-determined cost levels. If not pre-approved on a periodic basis, proposed services must otherwise be separately pre-approved prior to being performed by the independent auditors. In addition, any proposed services that were pre-approved on a periodic basis, but later exceed the pre-determined cost level would require separate pre-approval of the incremental amounts by the Audit Committee.
The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee for proposed services to be performed by the independent auditors for up to $100,000 per engagement. Pursuant to the Policy, in the event the Chair pre-approves services, the Chair is required to report decisions to the full Audit Committee at its next regularly-scheduled meeting.

Fees of the Independent Registered Public Accounting Firm
All services to be provided by our independent auditors are pre-approved by the Audit Committee, including audit services, audit-related services, tax services and certain other services. See “Audit Committee Pre-Approval Policy.” Aggregate fees billed to the Company for each of the fiscal years ended October 31, 2023 and October 31, 2022 by Deloitte & Touche LLP were as follows:

Type of Service	2023	2022
Audit Fees (1)	$6,705,000	$6,616,000
Audit-Related Fees (2)	$529,000	$525,000
Tax Fees (3)	$2,007,000	$1,602,000
All Other Fees (4)	$6,000	$6,000
Total	$9,247,000	$8,749,000
(1)Comprises the audits of our annual financial statements and internal controls over financial reporting and reviews of our quarterly financial statements, attest services and consents to SEC filings.
(2)Comprises statutory audits of Company subsidiaries, employee benefit plan audits and consultations regarding financial accounting and reporting.
(3)Comprises services for tax compliance, tax planning and tax advice. Tax compliance includes services for compliance related tax advice, as well as the preparation and review of both original and any amended tax returns for the Company and its consolidated subsidiaries. Tax compliance related fees represented $80,000 of the tax fees for fiscal year 2023 and $0 of the tax fees for fiscal year 2022. The remaining tax fees primarily include tax planning.
(4)Comprises other miscellaneous services.

None of the services described under the headings “Audit-Related Fees,” “Tax Fees,” or “All Other Fees” above were approved by the Audit Committee pursuant to the waiver procedure set forth in 17 CFR 210.2-01 (c)(7)(i)(C).

Greif - Proxy Statement 47

OTHER MATTERS
Communications with the Board
Our Board believes it is important for stockholders to have a process to send communications to the Board. Accordingly, any stockholder or other interested party who desires to make his or her concerns known to the non-management directors or to the entire Board may do so by communicating with the chair of the Audit Committee by e-mail to audit.committee@greif.com or in writing to Audit Committee Chair, Greif, Inc., 425 Winter Road, Delaware, Ohio 43015. All such communications will be forwarded to the non-management directors or the entire Board as requested in the communication.
Stockholder Recommendations for Director Nominees
The Nominating Committee is responsible for evaluating and recommending candidates to the Board. The Committee’s Charter sets forth certain specific, minimum qualifications that must be met by a Nominating Committee recommended nominee for a position on the Board, as well as qualities and skills that Board members must possess. The Nominating Committee determines, and reviews with the Board on an annual basis, the desired skills and characteristics for directors as well as the composition of the Board as a whole. This assessment considers director’s qualification as independent, as well as diversity, age, skill and experience in the context of the needs of the Board. The Nominating Committee seeks to achieve diversity of occupational and personal backgrounds and considers diversity as a factor in director nominations. The Nominating Committee views diversity in a broad context to include race, gender, ethnicity, geography, diversity of viewpoint, professional and industry experience, skills, education and personal expertise, among others. At a minimum, directors should share the values of the Company and should possess the following characteristics: high personal and professional integrity; the ability to exercise sound business judgment; an inquiring mind; and the time available to devote to Board activities and the willingness to do so. Ultimately, the Nominating Committee will select prospective Board members who the Nominating Committee believes will be effective, in conjunction with the other members of the Board, in collectively serving the long-term interests of the stockholders.
The Nominating Committee identifies potential director candidates through a variety of means, including recommendations from members of the Committee or the Board, suggestions from Company management, and stockholder recommendations. The Committee also may, in its discretion, engage director search firms to identify candidates. Stockholders may recommend director candidates for consideration by the Nominating Committee by submitting a written recommendation to the Secretary of the Company at 425 Winter Road, Delaware, Ohio 43015 (the “Recommendation Notice”). The Recommendation Notice must contain, at a minimum, the following: the name and address, as they appear on our books, and telephone number, of the stockholder making the recommendation, including the name, age, business address and residence address of the nominee, principal occupation or employment, number of shares and class of stock owned, and if such person is not a stockholder of record or if such shares are owned by an entity, reasonable evidence of such person’s ownership of such shares or such person’s authority to act on behalf of such entity; together with a reasonably detailed description of the background, experience and qualifications of that individual; a written acknowledgement by the individual being recommended that he or she has consented to that recommendation and consents to our undertaking of an investigation into that individual’s background, experience and qualifications in the event that the Nominating Committee desires to do so; the disclosure of any relationship of the individual being recommended with the Company or any of its subsidiaries or affiliates, whether direct or indirect; and, if known to the stockholder, any material interest of such stockholder or individual being recommended in any proposals or other business to be presented at our next annual meeting of stockholders (or a statement to the effect that no material interest is known to such stockholder).
Except for the director nominees recommended by the Nominating Committee to the Board, no person may be nominated for election as a director of the Company during any stockholder meeting unless such person was first recommended by a stockholder for Board membership in accordance with the procedures set forth in the preceding paragraph and our Third Amended and Restated By-Laws, and the Recommendation Notice was received by us not later than the close of business on the 90th day nor earlier than the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is more than 30 days before or after such anniversary date, the Recommendation Notice by the stockholder to be timely must be received no later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever occurs first.
Stockholder Proposals
Proposals of stockholders intended to be presented at the 2025 annual meeting of stockholders (expected to be February 25, 2025) must be received by us for inclusion in the proxy statement and form of proxy no earlier than 120 days and no less than close of business on the 90th day in advance of the anniversary of the date of the last annual shareholder meeting. If a stockholder intends to present a proposal at the 2025 annual meeting of stockholders, but does not seek to include such proposal in our proxy statement and form of proxy, such proposal must be received by us on or prior to 45 days in advance of the first anniversary of the date of this proxy statement or the persons named in the form of proxy for the 2025 annual meeting of stockholders will be entitled to use their discretionary voting authority should such proposal then be raised at such meeting, without any discussion of the matter in our proxy
Greif - Proxy Statement 48

statement or form of proxy. Furthermore, stockholders must follow the procedures set forth in Article I, Section 1.8, of our Third Amended and Restated By-Laws, as amended, in order to present proposals at the 2025 annual meeting of stockholders.
Certain Relationships and Related Party Transactions
We have a written policy for the approval of a transaction between the Company and one of its directors, executive officers, greater than 5% Class B stockholders, an entity owned or controlled by such persons, or an immediate family member of such persons, which is generally referred to as a related party transaction. This policy provides that the Audit Committee must review, evaluate and approve or disapprove all related party transactions involving an amount equal to or greater than $5,000. This policy also requires that all related party transactions be disclosed in our applicable filings as required by the Securities Act of 1933 and the Securities Exchange Act of 1934 and related rules. In addition, the Nominating Committee, which advises the Board of Directors on corporate governance matters, independently reviews and assesses corporate governance issues related to contemplated related party transactions.

During fiscal year 2023, we retained the law firm of Baker & Hostetler LLP to perform certain legal services on our behalf. Frank C. Miller, a partner of that firm, was elected as a director at the Company's 2023 annual meeting and has been nominated by the Board as a director nominee at the Annual Meeting. We anticipate retaining Baker & Hostetler LLP in fiscal year 2024. The fees for legal services rendered in fiscal year 2023 were less than $1,000,000. The Board has affirmatively determined that Mr. Miller meets the categorical standards of independence adopted by the Board and is an independent director as defined in the NYSE listing standards. See “Corporate Governance - Director Independence.”
Other Information
The proxy card enclosed with this proxy statement is solicited from Class B stockholders by and on behalf of the Board of Directors of the Company. A person giving the proxy has the power to revoke it.
The expense for soliciting proxies for this Annual Meeting is to be paid by us. Solicitations of proxies also may be made by personal calls upon or telephone communications with stockholders, or their representatives, by not more than five officers or regular employees of the Company who will receive no compensation for doing so other than their regular salaries.
Management knows of no matters to be presented at the Annual Meeting other than the above proposals. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.

/s/ Gary R. Martz
Gary R. Martz
Corporate Secretary

January 15, 2024

Greif - Proxy Statement 49

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V27790-P00362

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GREIF, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. THE ELECTION OF ALL DIRECTOR NOMINEES LISTED BELOW (except as marked to the contrary to the right)	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01) Ole G. Rosgaard
02) Vicki L. Avril-Groves
03) Bruce A. Edwards
04) Mark A. Emkes
05) John W. McNamara
06) Frank C. Miller
07) Karen A. Morrison
08) Robert M. Patterson
09) Kimberly T. Scott

The Board of Directors recommends you vote FOR Proposal 2:

	For	Against	Abstain
2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR	☐	☐	☐

NOTE: In addition, the named proxies are authorized to vote, in their discretion, upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

Please date and sign this proxy exactly as your name appears hereon; joint owners should each sign personally. Trustees and others signing in a representative capacity should indicate the capacity in which they sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Greif - Proxy Statement 50